UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2004 (June 10, 2004)

American Retirement Corporation
(Exact Name of Registrant as Specified in its Charter)

Tennessee	01-13031	62-1674303
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File No.)	Identification No.)

111 Westwood Place, Suite 200, Brentwood, TN		37027
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (615) 221-2250

TABLE OF CONTENTS:

2

Item 5. Other Events and Regulation FD Disclosure

        During the three months ended March 31, 2004, American Retirement Corporation (the “Company”) began to consolidate the results of a community that the Company manages, Freedom Square, in compliance with the Financial Accounting Standards Board (“FASB”) Interpretation No. 46(R), Consolidation of Variable Interest Entities (“FIN 46(R)”). Under FIN 46(R), the Company consolidates the results of a managed community if the Company has the unilateral ability to conduct the ordinary course of business at the community and is the primary beneficiary of the managed entities’ earnings or losses. Prior to the consolidation of Freedom Square, the Company recognized management service revenues under its management agreement, and certain operating expenses of the community, which were offset by reimbursement revenues from Freedom Square. Under the consolidation required by FIN 46(R), the balance sheet and operating results of Freedom Square, net of intercompany eliminations and minority interests, are included in the Company's consolidated financial statements, as opposed to management service revenue and reimbursement expenses previously presented.

        In addition, during the three months ended March 31, 2004, the Company determined that three free-standing assisted living communities previously classified as held-for-sale and accounted for as discontinued operations would no longer be held-for-sale and would be reclassified as continuing operations.

        As a result of the foregoing, the Company is restating its consolidated balance sheets as of December 31, 2003 and 2002 and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and certain selected information and data from the Company’s Annual Report on Form 10-K filed on March 9, 2004 (the “Form 10-K”) to consolidate Freedom Square under FIN 46(R) and to include the three free-standing assisted living communities as continuing operations. In order to preserve the nature and character of the disclosures originally set forth in the Form 10-K, this Form 8-K does not reflect events occurring after the filing of the Form 10-K, except as noted in Note 1 to the Consolidated Financial Statements.

        The consolidation of Freedom Square pursuant to FIN 46(R) and the reclassification of the three free-standing assisted living communities as continuing operations have no effect on the Company’s reported shareholders’ equity or net loss.

Selected Financial Data

The selected financial data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and notes thereto included elsewhere in this report.(1)(2)

	Years Ended December 31,

	2003	2002	2001	2000	1999
Operating and Other Data:	(in thousands, except per share data)
Communities (At end of period):
Retirement Centers	28	27	26	26	23
Free-standing ALs	33	33	32	18	7
Managed	4	5	7	19	23
Total communities	65	65	65	63	53

Unit capacity (At end of period):
Retirement Centers	8,876	8,530	7,981	8,015	7,180
Free-standing ALs	3,004	2,997	2,906	1,461	497
Managed	1,066	1,362	1,889	3,408	4,251

Total capacity	12,946	12,889	12,776	12,884	11,928
Occupancy rate (At end of period):
Retirement Centers	95%	94%	94%	93%	93%
Free-standing ALs	83%	80%	63%	51%	63%
Managed	96%	91%	90%	84%	75%

Occupancy rate	92%	91%	86%	86%	85%
Statement of Operations Data:
Total revenues	$399,977	$360,109	$290,796	$238,774	$207,958
Retirement Center revenues	312,723	287,198	254,039	219,722	183,179
Free-standing AL revenues	83,584	69,661	29,217	8,442	6,293
Community operating expenses	280,808	263,864	205,257	160,346	125,461
Operating margin(3)	29%	26%	28%	30%	34%
General and administrative	25,410	26,721	29,297	19,420	15,020
Lease expense
Operating lease expense	47,664	35,765	16,917	12,040	11,333
Synthetic lease expense	—	36,500	18,450	6,227	1,652
Amortization of leasehold acquisition costs
Leasehold amortization - operating	2,421	2,094	1,272	409	188
Leasehold amortization - synthetic	—	9,089	708	46	3
Interest expense	53,570	48,855	40,268	38,454	25,456
Net (loss) income	$(17,314)	$(94,757)	$(34,922)	$(5,846)	$2,052

Basic (loss) earnings per share	$(0.95)	$(5.48)	$(2.03)	$(0.34)	$0.12

Weighted average basic shares outstanding	18,278	17,294	17,206	17,086	17,129

Diluted (loss) earnings per share	$(0.95)	$(5.48)	$(2.03)	$(0.34)	$0.12

Weighted average diluted shares outstanding	18,278	17,294	17,206	17,086	17,177

3

	At December 31,

	2003	2002	2001	2000	1999
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$17,192	$18,684	$20,335	$21,165	$22,062
Working capital (deficit)	8,603	15,271	(361,742)	18,176	26,214
Land, buildings and equipment, net	533,145	644,002	581,974	533,408	493,728
Total assets	774,283	900,113	912,199	858,507	808,134
Convertible Debt	10,856	15,956	137,980	137,980	137,980
Long-term debt, including current portion	360,679	542,227	442,178	364,293	317,091
Refundable portion of entrance fees	72,980	69,875	57,217	56,768	55,927
Deferred entrance fee income	139,813	133,990	63,619	64,127	62,592
Deferred gain on sale lease-back transactions	92,596	27,622	13,055	16,122	3,168
Shareholders’ equity	807	12,907	107,548	141,957	148,168

(1)	Effective January 1, 2002, the Company changed its method of accounting for Goodwill in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” and impairment of long-lived assets and discontinued operations in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.

(2)	Effective January 1, 2004, the Company changed its method of accounting for variable interest entities in accordance with FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities.”

(3)	Operating margin is calculated by subtracting Community Operating Expenses from the sum of Retirement Center and Free-standing AL revenues (“Community Revenues”), and dividing the result by the Community Revenues.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

The senior living industry is experiencing growth as a result of demographic and various other factors. According to census data, the over age 75 population in the United States is growing much faster than the general population. The Company has seen increasing demand for services at both its Retirement Centers and Free-standing ALs during the past year, and expects that this demand will continue over the next several years. As a general rule, economic factors that affect seniors will have a corresponding impact on the senior living industry. For example, general concerns regarding lower interest rates on savings and uncertainty of investment returns have impacted seniors during the past several years, as well as uncertainties related to world events such as the Iraqi war. On the other hand, the continuing strength of the home resale market in most areas of the country has been beneficial to seniors, since the equity from the sale of a home is a significant source of funding for senior living care in many cases. In addition, overall economic conditions and general consumer confidence can impact the industry, since many adult children subsidize the cost for care of elderly parents, and share in decisions regarding their care.

The assisted living industry is maturing and rapidly evolving. The demand for assisted living services increased significantly beginning with the emergence of the industry segment in the mid-1990s. However, the development of new assisted living communities across the country outstripped demand during this period, resulting in oversupply of unit capacity, longer fill up times, price pressures and deep discounting. While this trend continues, the demand for assisted living services, coupled with minimal new development activity, reduced to some extent the oversupply in many of the Company’s markets in 2002 and 2003. As a result, the Company was able to increase occupancy and increase rates and reduce promotional discounting for its Free-standing ALs during 2003. The Company believes that new assisted living development will remain at sustainable levels and accordingly, this trend will continue. The average length of stay in the Free-standing AL segment is approximately two years, which represents a challenge and an opportunity for the Company. The Company must find a number of new residents to maintain and build occupancy. However, it also has the opportunity to “mark-to-market” if it is able to attract new residents at higher current market rates, replacing those prior residents that had lower or discounted rates.

The Retirement Center segment is a more mature segment of the industry, and has seen demand and price increases in recent years, with new unit capacity entering the market at sustainable levels. Management expects this growth in demand and selling rate increases to continue over the next several years. The average length of stay is much longer in the Retirement Centers, approximately five years in the rental communities, and approximately 12 years in the EF Communities. In addition, the Company believes that many of its Retirement Centers benefit from significant barriers to entry from competitors, including the significant cost and length of time to develop competitive communities, the difficulty in finding acceptable development sites in the geographical areas in which the Company’s Retirement Centers are located, and the length of time and difficulty in developing strong competing reputations.

The Company earns its revenues primarily by providing housing and services to its residents. Approximately 88% of its revenues come from private pay sources, meaning that residents or their families pay from their own funds (or from the proceeds of their long-term care policies). All private pay residents are billed in advance for the next month’s housing and care. In addition, the Company receives revenues from the sale of entrance fee contracts at the Company’s EF Communities. While this cash is received at the time the resident moves in, the non-refundable portion of the entrance fee is primarily recognized as income for financial reporting purposes over the actuarial life of the resident.

The Company’s most significant expenses are:

•	Community operating expenses – Labor and labor related expenses for community associates are approximately 60% of this line item. Other significant items in this category are food costs, property taxes, utility costs, marketing costs and insurance. The Company increased its marketing expenditures in recent years in response to overcapacity in the assisted living industry, and in response to general economic conditions during 2002 and early 2003.

•	General and administrative – Labor costs are also the largest component for this category, comprising the home office and regional staff supporting the communities. Other significant items are liability insurance and related costs, travel, and legal and professional services. In response to higher liability insurance costs and deductibles in recent years, and the inherent liability risk in providing personal and health-related services to seniors, the Company has significantly increased its staff and resources involved in quality assurance, compliance and risk management.

•	Lease expense – The Company’s lease expense has grown significantly over the past two years, as a result of the large number of sale-leaseback transactions completed in connection with the 2002 Refinancing Plan, as well as various 2003 transactions. The Company’s lease expense includes the rent expense for all operating leases, plus an accrual for lease escalators in future years (the impact of these future escalators is spread evenly over the lease term for financial reporting purposes).

•	Depreciation and amortization expense – The Company incurs significant depreciation expense on its fixed assets (primarily community buildings and equipment) and amortization expense related primarily to leasehold acquisition costs.

•	Interest expense – The Company’s interest expense is comprised of interest on its outstanding debt and capital leases. The interest expense includes both the current cash portion (9.0%) and the accrued but deferred portion (10.5%) of the 19.5% interest under the Mezzanine Loan.

5

Results of Operations

The Company’s results of operations in recent years should be considered in light of the following factors, some of which are likely to influence the Company’s future operating results and financial outlook:

•	Prior to the late 1990s, the Company exclusively owned and operated Retirement Centers.

•	The Company’s expansion into the assisted living market during the late 1990s (with most of its Free-standing ALs opening during 1999 and 2000) resulted in large amounts of new debt and lease financing. While the assisted living market grew rapidly during this period, an oversupply of new units caused slower than anticipated fill up times for these communities, at lower than anticipated prices. Consequently, many of the Free-standing ALs incurred large start-up losses beginning in 2000, and have taken longer than anticipated to reach stabilized occupancy levels. Seventeen of the Free-standing ALs have not yet reached stabilized occupancy. As a result, the Company’s Free-standing AL portfolio consumed the majority of the Company’s available cash over the past several years.

•	The Company had over $370 million of current debt maturities during 2002, which was largely associated with the development and financing of the Free-standing ALs, which were maturing at a time when the Free-standing ALs were still filling up and producing weak operating results. In addition, the assisted living industry in general, was in a weakened financial condition and many providers were insolvent. As a result, the Company had diminished access to mortgage refinancings and other capital sources during this period.

•	The Company completed the 2002 Refinancing Plan which included mortgage refinancings, a series of sale-leaseback transactions (predominately on assisted living properties still in fill up stage), an exchange offer for its maturing convertible debentures and the Mezzanine Loan.

•	Many of these financing transactions resulted in large gains or losses to the Company. While the losses immediately reduced the Company’s reported equity, approximately $93 million of gains on various sale-leaseback transactions have been deferred and will be recognized over the terms of the subject leases.

•	Although the Company satisfied its 2003 current debt maturities through the 2002 Refinancing Plan, the Company remains highly leveraged with substantial debt and lease obligations. The Company incurred additional debt and lease obligations and most of them at increased interest rates, including the 19.5% interest rate (9% paid currently) on the Mezzanine Loan.

•	The completion of the 2002 Refinancing Plan, however, allowed the Company to focus on improving operating results and taking advantage of opportunities as they arise to reduce its cost of capital and its leverage. The Retirement Centers are the Company’s largest segment and provide most of the community operating contribution. This segment has experienced significant increases in revenue and community operating contribution during the past three years, which the Company expects to continue.

•	The Free-standing AL segment produced a positive community operating contribution for 2002, and greatly increased operating contribution for 2003. The Company expects this trend to continue so long as market conditions remain stable.

6

Segment Results

The Company operates in three business segments: Retirement Centers, Free-standing ALs, and Management Services.

The following table presents the number, total unit capacity and total ending and average occupancy percentages of the Company’s communities by operating segment at December 31, 2003, 2002 and 2001.

	Number of Communities / Total Ending Capacity December 31,			Ending Occupancy % / Ending Occupied Units December 31,			Average Occupancy% / Average Occupied Units Year ended December 31,

	2003	2002	2001	2003	2002	2001	2003	2002	2001

Retirement Centers	28	27	26	95%	94%	94%	94%	93%	93%
	8,876	8,530	7,981	8,397	8,030	7,484	8,118	7,806	7,448

Free-standing ALs	33	33	32	83%	80%	63%	81%	73%	59%
	3,004	2,997	2,906	2,483	2,395	1,831	2,434	2,171	1,060

Management Services	4	5	7	96%	91%	90%	93%	88%	82%
	1,066	1,362	1,889	1,027	1,233	1,696	1,152	1,393	2,445

Total	65	65	65	92%	91%	86%	91%	88%	85%
	12,946	12,889	12,776	11,907	11,658	11,011	11,704	11,370	10,953

The Company measures the performance of its three business segments, in part, based upon the operating contribution produced by these business segments. The Company computes operating contribution by deducting the operating expenses associated with a segment from the revenues produced by that segment. The following table sets forth certain selected financial and operating data on an operating segment basis(1) (dollars in thousands).

	Years Ended December 31,			2003 vs. 2002		2002 vs. 2001

	2003	2002	2001	Change	%	Change	%

Revenues:
Retirement Centers	$312,723	$287,198	$254,039	$25,525	8.9%	$33,159	13.1%
Free-standing ALs (2)	83,584	69,661	29,217	13,923	20.0%	40,444	138.4%
Management Services and Reimbursed Expenses	3,670	3,250	7,540	420	12.9%	(4,290)	(56.9%)

Total revenue	$399,977	$360,109	$290,796	$39,868	11.1%	$69,313	23.8%

Retirement Centers
Ending occupied units	8,397	8,030	7,484	367	4.6%	546	7.3%
Ending occupancy %	95%	94%	94%	1%		0%
Average occupied units	8,118	7,806	7,448	312	4.0%	358	4.8%
Average occupancy %	94%	94%	93%	0%		1%
Revenue per occupied unit (per month)	$3,210	$3,066	$2,842	$144	4.7%	$224	7.9%
Operating contribution per unit (per month)	1,015	930	909	85	9.1%	21	2.3%

Resident and healthcare revenue	312,723	287,198	254,039	25,525	8.9%	33,159	13.1%
Community operating expense	213,886	200,103	172,777	13,783	6.9%	27,326	15.8%

Community operating contribution (3)	98,837	87,095	81,262	11,742	13.5%	5,833	7.2%

Operating contribution margin (4)	31.6%	30.3%	32.0%	1.3%	4.2%	(1.7%)	(5.2%)

Free-standing ALs
Ending occupied units (5)	2,368	2,271	1,792	97	4.3%	479	26.7%
Ending occupancy % (5)	83%	80%	63%	3%		17%
Average occupied units (5)	2,314	2,055	904	259	12.6%	1,151	127.3%
Average occupancy % (5)	82%	73%	54%	9%		19%
Revenue per occupied unit	$3,010	$2,825	$2,693	$185	6.6%	$132	4.9%
Operating contribution (loss) per unit (per month)	600	239	(301)	361	150.8%	540	179.5%

Resident and healthcare revenue	83,584	69,661	29,217	13,923	20.0%	40,444	138.4%
Community operating expense	66,922	63,761	32,480	3,161	5.0%	31,281	96.3%

Community operating contribution (loss) (3)	16,662	5,900	(3,263)	10,762	182.4%	9,163	NM

Operating contribution (loss) margin (4)	19.9%	8.5%	(11.2%)	11.5%	135.4%	19.6%	NM

Management services operating contribution	$1,522	$1,138	$2,631	$384	33.7%	$(1,493)	(56.7%)

Total segment operating contributions	117,021	94,133	80,630	22,888	24.3%	13,503	16.7%
As a % of total revenue	29.3%	26.1%	27.7%	3.1%	11.9%	(1.6%)	(5.7%)

General and administrative	$25,410	$26,721	$29,297	$(1,311)	(4.9%)	$(2,576)	(8.8%)
Lease expense	47,664	72,265	35,367	(24,601)	(34.0%)	36,898	104.3%
Depreciation and amortization	26,867	24,079	22,171	2,788	11.6%	1,908	8.6%
Amortization of leasehold costs	2,421	11,183	1,980	(8,762)	(78.4%)	9,203	464.8%
Asset impairment	—	9,877	6,343	(9,877)	(100.0%)	3,534	55.71%

Operating income (loss)	$14,659	$(49,992)	$(14,528)	$64,651	NM	$(35,464)	NM

(1)	Selected financial and operating data does not include any inter-segment transations or allocated costs.

(2)	Freestanding AL revenues represent the Company’s consolidated revenues for the period throughout the year the communities were owned or leased. The Company acquired leasehold interests of 12 Free-standing ALs during 2001, of which ten were acquired as of December 31, 2001. The results of these communities are reflected in the Company’s income statement from the date of acquisition and therefore, do not reflect a full year of operations until 2002.

(3)	Segment Operating Contribution is calculated by subtracting the segment operating expenses from the segment revenues.

(4)	Segment Operating Contribution Margin is calculated by dividing the operating contribution of the segment by the respective segment revenues.

(5)	Excludes two Free-standing ALs owned by the Company through joint ventures. These joint ventures are not included in the consolidated Free-standing AL segment results since the Company does not own a majority interest. The net results of thes joint ventures are accounted for using the equity method and are included in Other income (expense) in the consolidated statement of operations. See note 9 to the consolidated financial statements.

NM	Not Meaningful

8
Year Ended December 31, 2003 Compared with the Year Ended December 31, 2002 The highlights of the Company’s 2003 results of operations are as follows:

•	The Free-standing ALs increased revenue and community operating contribution, primarily as a result of a 6.6% increase in revenue per unit, as well as an increase in occupancy from 80% to 83% during the period from December 2002 to December 2003.

•	The increased revenue per unit in Free-standing ALs resulted primarily from selling rate increases, reduced discounting, and turnover of units resulting in new residents paying higher current market rates. In addition, current resident agreements contain annual rate increases (typically 2% to 4%). The increased amount of ancillary services including therapy services, has also contributed to the increased revenue per unit.

•	The Free-standing AL incremental increase in operating contribution as a percentage of revenue increase was 77% for 2003 versus 2002.

•	While Free-standing AL results improved significantly, the Free-standing AL portfolio must continue to increase its operating contribution margin in order for the Company to service its future debt service obligations and return to profitability. The Company is focusing on increasing the Free-standing AL community operating contribution further primarily by increasing occupancy above the current 83% level, and by increasing revenue per unit through price increases, ancillary services, and turnover of units that are at lower rates. The Company believes that, absent unforeseen market or pricing pressures, occupancy increases above 83% should produce high incremental community operating contribution margins for this segment. The primary risk to improving occupancy in the Free-standing AL portfolio is development of new unit capacity or renewed price discounting by competitors in the Company’s markets, which would make it more difficult to fill vacant units and which could result in lower revenue per unit.

•	Retirement Center community operating contribution increased significantly over the prior year, primarily as a result of increased revenue per unit and occupancy increases. Revenues were up 8.9% in 2003 versus the prior year, community operating expenses were up 6.9%, resulting in operating margins increasing from 30.3% to 31.6%, for the Company’s largest segment.

•	Revenue per unit increases at the Retirement Centers are primarily a result of increases to selling rates, increased therapy and ancillary service billings, as well as annual billing rate increases to existing residents (typically 2%-4% under most resident agreements). In addition, a significant component of the average revenue per unit increase is the “mark-to-market” effect as a result of resident turnover. Since monthly rates for new residents (current market “selling rates”) are generally higher than billing rates to current residents (since annual increases to billing rates are typically capped in resident agreements), turnover typically results in a significantly increased monthly fee as a unit is rented to a new resident. This mark-to-market increase is generally more significant in EF Communities due to much longer average length of stay (12 years).

•	In September 2003, the Company completed a refinancing transaction that resulted in the repayment of approximately 40% of the Mezzanine Loan, reducing the balance at December 31, 2003 to $77.9 million. As a result, the Company replaced a portion of the Mezzanine Loan with lower cost, longer term leases, reducing the Company’s overall cost of capital and partially addressing 2007 debt maturities.

•	While the Company’s 2003 income statement shows significant improvement in operating income versus the prior year, the Company continues to incur high costs related to interest and lease obligations, and incurred a net loss of $17.3 million, despite $23.2 million of gains on the sale of certain properties.

•	During the fourth quarter of 2003 the Company reported a net loss of $6.7 million, which was not affected by any significant gain on the sale of properties.

•	In order to reduce its loss and produce net income in the future, the Company is focusing primarily on reducing its debt service costs and improving results in its Free-standing AL and Retirement Center segments, while controlling its general and administrative costs. The Company must increase occupancy in its Free-standing AL segment, and increase revenue per unit through increased rates and reduced discounting, while controlling its operating costs. The Company intends to increase ancillary services and revenue per unit in its Retirement Center segment, increase occupancy at selected communities, and control its operating costs, including labor, insurance and liability related costs.

9

Retirement Centers

Revenue – Retirement Center revenues were $312.7 million for the year ended December 31, 2003, compared to $287.2 million for the year ended December 31, 2002, an increase of $25.5 million, or 8.9%, which was comprised of:

•	$17.9 million from increased revenue per occupied unit. This increase is made up primarily of selling rate increases and increased ancillary services provided to residents (including a $6.6 million increase in therapy services). Rate increases include the impact of increased Medicare reimbursement rates for skilled nursing and therapy, the mark-to-market effect from turnover of residents (reselling these units at higher current selling rates) and annual increases in monthly service fees from existing residents. The Company expects selling rates to new residents will continue to increase during 2004, subject to market conditions.

•	$10.2 million from increased occupancy. The year to year increase in average occupancy was 312 units. This included the partial year impact of converting two Alabama (Somerby) communities, which were previously managed, to a lease during August 2003, and the change of the Parkplace community from owned to managed during September 2003. Occupancy of the segment at December 31, 2003 was 95%. Any occupancy gains above this level should produce significant incremental operating contributions. The Company is focused on maintaining this high level of occupancy across the portfolio, and making incremental occupancy gains at three communities with recent expansions not yet filled (65 units remain unfilled at these three communities at December 31, 2003) and at selected other communities with below average occupancy levels.

•	($2.6) million of other net decreases, which is primarily a $1.1 million decrease from divestitures of certain home health agencies, as well as other decreases.

Community operating expenses – Retirement Center community operating expenses were $213.9 million for the year ended December 31, 2003, compared to $200.1 million for the year ended December 31, 2002, an increase of $13.8 million, or 6.9%, which was comprised of:

•	$7.4 million of labor and related costs. This increase is primarily a result of wage rate increases for associates, as well as approximately 600 additional employees, and the additional staffing costs of approximately $1.9 million supporting the growth of the therapy services programs. The Company does not expect significant changes in staffing levels in this segment, other than to support expansions or the growth of ancillary programs such as therapy. Wage rates of associates are expected to increase each year, subject to market conditions.

•	$1.1 million of increased marketing costs. This increase is a result of expansions at three communities, and additional marketing staff and other expenditures at selected communities.

•	$1.2 million of increased utility costs, including significant increases incurred at various communities in Texas.

•	$4.1 million of other year to year cost increases. This includes increases in insurance, food, property taxes, and other property related costs.

Community operating contribution – Retirement Center operating contribution was $98.8 million for the year ended December 31, 2003, compared to $87.1 million for the year ended December 31, 2002, an increase of $11.7 million, or 13.5%.

•	The operating contribution margin increased from 30.3% in 2002, to 31.6% in 2003, an increase of 1.3%. The 2001 margin of 32.0% decreased during 2002 primarily as a result of larger increases in labor and employee benefit costs, as well as increased insurance and liability related costs.

•	The increased margin in 2003 primarily relates to continued operational improvements throughout the Retirement Centers segment resulting from increased occupancy and revenue per occupied unit (including continued growth of the therapy services program), and control of community operating expenses including labor, employee benefits and insurance related costs.

Free-standing ALs

Revenue — Free-standing AL revenues were $83.6 million for the year ended December 31, 2003, compared to $69.7 million for the year ended December 31, 2002, an increase of $13.9 million, or 20.0%, which was comprised of:

•	$5.5 million from increased revenue per occupied unit. This increase includes the impact of price increases, reduced discounting and promotional allowances, and the mark-to-market effect from turnover of residents (reselling these units at higher current rates), and includes $1.9 million related to increased revenues from therapy services. The Company will be focused on increasing revenue per occupied unit, subject to market constraints, through price increases, as well as the mark-to-market turnover of residents with prior discounted rates, and an increase in ancillary services such as therapy.

10

•	$8.4 million from increased occupancy. Occupancy increased from 80% at December 31, 2002 to 83% at December 31, 2002, an increase of 3%. The Company is focused on continuing to increase the occupancy in the Free-standing AL communities, and believes that over the long-term, this segment of the industry should be able to achieve average occupancy levels at or near those achieved in the Retirement Center segment. The Company is focused on increasing its number of move-ins, increasing average length of stay, and expanding its marketing efforts and sales training in order to increase occupancy.

•	These amounts are net of the revenue and occupancy for two Free-standing ALs owned through unconsolidated joint ventures.

Community operating expenses – Free-standing AL community operating expenses were $66.9 million for the year ended December 31, 2003, compared to $63.8 million for the year ended December 31, 2002, an increase of $3.1 million or 5.0%, which was comprised of:

•	$3.6 million of labor and labor related costs. This increase is primarily a result of wage rate increases for associates and additional staffing costs of approximately $1.2 million supporting the growth of the therapy services programs. The Company does not expect significant increases in staffing levels in this segment if occupancy levels increase over the current 83%, since most communities are nearly fully staffed at current occupancy levels and accordingly, additional occupancies will not result in a significant staffing need for the Company. However, growth of ancillary revenue programs such as therapy may require additional staff to support incremental activity. Higher recruiting and retention costs of qualified personnel increase expectations that of increased wage rates each year, subject to labor market conditions.

•	$0.7 million of food costs, primarily as a result of increased occupancy. Food costs will continue to increase in relation to occupancy.

•	($1.2) million of other net cost decreases. This includes decreased marketing expenses (as certain communities reach stabilized occupancy levels), and various other cost decreases.

Community operating contribution – Free-standing AL operating contribution was $16.7 million for the year ended December 31, 2003, compared to $5.9 million for the year ended December 31, 2002, an increase of $10.8 million, or 182.4%.

•	The operating contribution margin increased from 8.5% in 2002, to 19.9% in 2003, an increase of 11.5%.

•	The increased margin in 2003 primarily relates to strong increases in revenue per occupied unit and some occupancy increases, coupled with control of community operating expenses. The incremental increase in operating contribution as a percentage of revenue increase was 77% for 2003 versus 2002.

•	The Company believes that, absent unforeseen cost pressures, revenue increases resulting from occupancy increases should produce high incremental community operating contribution margins (as a percentage of sales increase) for this segment.

Management Services Management services revenues and operating contribution were $1.5 million for the year ended December 31, 2003, compared to $1.1 million for the year ended December 31, 2002, an increase of $384,000, or 33.7%. The increase is primarily related to various improved operating results at several managed communities.

General and Administrative. General and administrative expense was $25.4 million for the year ended December 31, 2003, compared to $26.7 million for the year ended December 31, 2002, a decrease of $1.3 million, or 4.9%.

•	This decrease is related to lower consulting and legal costs versus costs incurred during 2002 related to consummation of the transactions comprising the 2002 Refinancing Plan, offset by higher administrative costs resulting from expanded compliance and regulatory requirements.

•	The Company’s accruals for costs under its self-insured medical plan was reduced in 2003 versus 2002, which was partially offset by increased accruals for liability and workers compensation claims.

•	General and administrative expense as a percentage of total consolidated revenues decreased to 6.4% for 2003 from 7.4% for 2002, a decrease of 1.0%.

•	The Company believes that measuring general and administrative expense as a percentage of total consolidated revenues and combined revenues (including unconsolidated managed revenues) provides insight as to the level of the Company’s overhead in relation to its total operating activities (including those that relate to management services). General and administrative expense as a percentage of total combined revenues decreased to 5.7% from 6.5% for the year ended December 31, 2003 and 2002, respectively, calculated as follows:

11

	Year ended December 31,

	2003	2002

Total consolidated revenues	$399,977	$360,109
Revenues of unconsolidated managed communities	48,808	53,617
Less management fees	(1,522)	(1,138)

Total combined revenue	$447,263	$412,588

Total general and administrative expense	$25,410	$26,721

General and administrative expense as a % of
total consolidated revenues	6.4%	7.4%

General and administrative expense as a % of
total combined revenue	5.7%	6.5%

Lease Expense. Lease expense was $47.7 million for the year ended December 31, 2003, compared to $72.3 million for the year ended December 31, 2002, a decrease of $24.6 million or 34%.

•	This decrease was primarily attributable to the additional lease expense of $30.8 million recorded during the year ended December 31, 2002, related to residual value guarantees for the termination of certain synthetic leases on various communities. As of December 31, 2002, the Company no longer operated any of its communities under synthetic lease structures.

•	Excluding the synthetic lease expense, lease expense increased $6.2 million as a result of certain sale-leaseback transactions completed in 2003 and 2002.

•	As a result of the sale-leaseback transactions completed in September 2003, three additional Retirement Centers are now leased (versus owned) properties.

•	Net lease expense for the fourth quarter of 2003 was $15.1 million, which includes current lease payments of $16.4 million, plus accruals for future lease escalators of $1.2 million, net of the amortization of the deferred gain from prior sale-leasebacks of $2.5 million.

•	Absent any additional refinancing or transactional activity, net lease expense is expected to continue during the upcoming year at a level similar to the fourth quarter of 2003 ($15.1 million per quarter).

•	As of December 31, 2003, the Company had operating leases for 33 of its communities, including 18 Retirement Centers and 15 Free-standing ALs.

Depreciation and Amortization. Depreciation and amortization expense was $26.9 million for the year ended December 31, 2003, compared to $24.1 million for the year ended December 31, 2002, an increase of $2.8 million, or 11.6%. The increase was primarily related to increased depreciable assets during the second half of 2002 mainly due to the addition of assets from leasehold acquisitions, offset by the $92.0 million reduction in depreciable assets from the September 23, 2003 transactions. Assuming asset balances are maintained, depreciation and amortization expense is expected to average amounts similar to the fourth quarter of 2003, which was $6.1 million.

Amortization of Leasehold Acquisition Costs. Amortization of leasehold acquisition costs was $2.4 million for the year ended December 31, 2003, compared to $11.2 million for the year ended December 31, 2002, a decrease of $8.8 million. The 2002 amortization costs included $8.8 million of accelerated amortization of leasehold acquisition costs related to the termination of synthetic leases.

Interest Expense. Interest expense was $53.6 million for the year ended December 31, 2003, compared to $48.9 million for the year ended December 31, 2002, an increase of $4.7 million, or 9.7%.

•	This increase was primarily attributable to higher average cost of debt as a result of various refinancing transactions completed during 2002.

•	These amounts include the deferred interest on the HCPI loan (Mezzanine Loan) completed in September 2002, which is not paid until maturity. This Mezzanine Loan impacts all of 2003, but only the fourth quarter of 2002.

•	As a result of the transactions completed September 23, 2003, the Company repaid $112.8 million of first mortgage debt, and $51.8 million of the Mezzanine Loan.

•	At December 31, 2003, the Mezzanine Loan balance was $77.9 million. The Mezzanine Loan matures September 2007, with the possibility of prepayment (without penalty) beginning in September 2005.

•	Interest expense for the fourth quarter of 2003 was $9.7 million. This amount includes $3.8 million of interest expense on the Mezzanine Loan (of which $2.0 is deferred and paid at maturity).

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•	Absent any additional refinancing, transactional activity, or increase in the interest rates of variable rate debt, interest expense is expected to continue during the upcoming year at levels slightly below the fourth quarter of 2003.

Other Income (Expense).

•	Gain of the sale of assets for the year ended December 31, 2003 was $23.2 million. This gain resulted primarily from the sale of a Retirement Center during September 2003. See Note 10 to the consolidated financial statements.

•	Interest income was $2.8 million for the year ended December 31, 2003, compared to $4.5 million for the year ended December 31, 2002, a decrease of $1.7 million, or 38%. The decrease in interest income was primarily attributable to reduced amounts of certificates of deposit and notes receivable balances associated with certain terminated leasing transactions, as well as lower interest rates. Assuming rates are consistent, and balance requirements are maintained, interest income per quarter in 2004 is expected to average amounts similar to the fourth quarter 2003 amount of $537,000.

Income Taxes. The provision for income taxes was an expense of $2.7 million for the year ended December 31, 2003, and $487,000 for the year ended December 31, 2002, an increase of $2.2 million. These taxes are largely the result of gains recognized with the September 2003 sale and sale lease-back transactions. The Company has recorded a valuation allowance against federal and state net operating loss carryovers as well as other deferred tax assets. This valuation allowance is based on the uncertainty that the value of certain deferred tax assets will be realized.

Minority Interest in Earnings on Consolidated Subsidiaries, Net of Tax. Minority interest in earnings on consolidated subsidiaries, net of tax, was $1.8 million for the year ended December 31, 2003. This amount was attributable to the HCPI Equity Investment made during September 2002, as well as the Freedom Square managed community.

Net Loss. The Company experienced a net loss of $17.3 million, or $.95 loss per diluted share for the year ended December 31, 2003, compared to a net loss of $94.8 million, or $5.48 loss per diluted share, for the year ended December 31, 2002. The 2003 net loss is net of a gain on sale of assets of $23.2 million. The 2002 net loss includes the impact of various charges related to the completion of the 2002 Refinancing Plan.

Year Ended December 31, 2002 Compared with the Year Ended December 31, 2001

Highlights of the Company’s 2002 results are as follows:

•	The Free-standing ALs progressed from a negative to a positive segment operating contribution in 2002, and increased their occupancy from 63% at December 31, 2001 to 80% at December 31, 2002. Although the segment achieved large occupancy gains, significant pricing pressure and significant promotional incentives resulted in low rental rates.

•	The Retirement Centers experienced increased labor costs, including nursing wages, increased insurance and liability related costs, and increased employee benefit costs (primarily medical).

•	General and administrative costs include both the benefit of favorable rulings on prior Medicare accruals, and increased costs related to employee medical and the refinancing transactions.

•	The Company had over $370 million of debt maturing during 2002, at a time when the Free-standing ALs were still filling up and were still producing weak operating results. These maturities included convertible debentures that, as a result of various factors, were not converted to equity as had been originally anticipated.

•	The Company completed a 2002 Refinancing Plan that included mortgage refinancings, a series of sale-leaseback transactions (predominately on assisted living properties still in fill up stage), an exchange offer on maturing debentures, and a high interest rate Mezzanine Loan. These transactions resulted in high leverage, and significantly increased interest and lease expense.

•	The 2002 results include several significant items related to the various refinancing transactions, including $30.8 million of additional lease expense, $8.8 million of additional amortization of leasehold costs, and $3.1 million of general and administrative costs. In addition, $9.9 million of asset impairments were recorded during 2002.

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Retirement Centers

Revenue — Retirement Center revenues were $287.2 million for the year ended December 31, 2002, compared to $254.0 million for the year ended December 31, 2001, an increase of $33.2 million, or 13.1%, which was comprised of:

•	$23.2 million from increased revenue per occupied unit. This increase is made up primarily of selling rate increases and increased ancillary services provided to residents (including a $4.2 million increase in therapy services). Rate increases include the impact of increased Medicare reimbursement rates for skilled nursing and therapy, the mark-to-market effect from turnover of residents (reselling these units at higher current selling rates) and annual increases in monthly service fees from existing residents. The year to year increase in average occupancy was 358 units. Occupancy of the segment at December 31, 2002 was 94%.

•	$11.3 million from increased occupancy resulting from the April 2002 and July 2001 long-term leases of Freedom Plaza Arizona and Freedom Plaza Care Center, respectively.

•	($1.3) million of other net decreases is primarily the reduction in home health services, as well as increased promotions/incentives given to new residents during 2002.

Community operating expenses – Retirement Center community operating expenses were $200.1 million for the year ended December 31, 2002, compared to $172.8 million for the year ended December 31, 2001, an increase of $27.3 million, or 15.8%, which was comprised of:

•	$12.7 million of labor and related costs. This increase is primarily a result of wage rate increases for associates and additional staffing costs of approximately $3.2 million supporting the growth of the therapy services programs.

•	$10.0 million from cost related to increased occupancy resulting from the April 2002 and July 2001 long-term leases of Freedom Plaza Arizona and Freedom Plaza Care Center, respectively.

•	$1.3 million of increased marketing costs. This increase is a result of additional marketing staff and other expenditures at selected communities, primarily in response to general economic conditions in the market.

•	$3.3 million of other year to year cost increases. This includes increases in insurance, food, property taxes, and other property related costs.

Community operating contribution – Retirement Center operating contribution was $87.1 million for the year ended December 31, 2002, compared to $81.3 million for the year ended December 31, 2001, an increase of $5.8 million, or 7.2%.

•	The operating contribution margin decreased from 32.0% in 2001, to 30.3% in 2002, a decrease of 1.7%. This decreased margin is primarily the result of larger increases in labor and employee benefit costs, as well as increased insurance and liability related costs. The addition of Freedom Plaza Arizona and increased ancillary services also reduced the operating contribution margin.

Free-standing ALs

Revenue — Free-standing AL revenues were $69.7 million for the year ended December 31, 2002, compared to $29.2 million for the year ended December 31, 2001, an increase of $40.4 million, or 138.4%, which was comprised of:

•	$21.4 million from additional revenues. During 2001, the Company acquired 12 leasehold interests in Free-standing ALs, ten of which were acquired on December 31, 2001. Therefore, 2002 includes an entire year of revenues for these 12 communities.

•	$19.0 million from increased occupancy and revenue per occupied unit. Occupancy increased from 63% at December 31, 2001 to 80% at December 31, 2002, an increase of 17%, resulting in an average of 2,055 units occupied, versus 904 in 2001. This increase includes the impact of price increases, reduced discounting and promotional allowances, and the turnover of residents (reselling these units at higher current rates), and includes $2.9 million related to increased revenues from therapy services.

•	These amounts are net of the revenue for two Free-standing ALs owned through unconsolidated joint ventures.

Community operating expenses — Free-standing AL community operating expenses were $63.8 million for the year ended December 31, 2002, compared to $32.5 million for the year ended December 31, 2001, an increase of $31.3 million or 96.3%, which was comprised of:

•	$21.8 million of labor and related costs. This increase was primarily a result of wage rate increases for associates and additional staffing costs, including approximately $1.4 million supporting the growth of the therapy services programs.

•	$2.9 million of food costs, primarily as a result of increased occupancy.

•	$6.6 million of other year to year cost increases. This includes property tax increases of $1.7 million, utility increases of $1.5 million, as well as other property related costs.

Community operating contribution – Free-standing AL operating contribution was $5.9 million for the year ended December 31, 2002, compared to a loss of ($3.3) million for the year ended December 31, 2001, an increase of $9.2 million.

•	The operating contribution margin increased from negative 11.2% in 2001, to 8.5% in 2002, an increase of 19.7%.

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•	The increased margin in 2002 primarily relates to strong increases in occupancy and some increases in revenue per occupied unit, coupled with increased community operating expenses during the fill-up stage.

Management Services. Management services revenues and operating contribution were $1.1 million for the year ended December 31, 2002, compared to $2.6 million for the year ended December 31, 2001, a decrease of $1.5 million, or 56.7%. The decrease is primarily related to a decrease in the number of other managed communities from seven at December 31, 2001 to five at December 31, 2002.

General and Administrative. General and administrative expense was $26.7 million for the year ended December 31, 2002, compared to $29.3 million for the year ended December 31, 2001, a decrease of $2.6 million, or 8.8%. This is comprised of:

•	($6.4) million year to year decrease in expense for Medicare reimbursement assessments. During the year ended December 31, 2001, $3.7 million was accrued for an assessment related to 1998 Medicare reimbursements at a community managed by the Company, and bad debt provisions for various assessments received on prior year home health reimbursements. During 2002, as a result of several favorable rulings, these accruals were reduced by $2.7 million, resulting in approximately $6.4 million of year-to-year decrease in general and administrative expense.

•	$3.8 million of increased accruals for self-insured employee medical coverage plan.

•	$3.1 million of various costs related to the 2002 Refinancing Plan.

•	$2.1 million decrease in workers’ compensation and general and professional liability expense.

•	General and administrative expense as a percentage of total consolidated revenues decreased to 7.4% compared to 10.1%, a decrease of 2.7%

•	Corporate general and administrative expense as a percentage of total combined revenues (including those that are managed) decreased to 6.5% compared to 7.9% for the years ended December 31, 2002 and 2001, respectively, calculated as follows:

	Year ended December 31,

	2002	2001

Total consolidated revenues	$360,109	$290,796
Revenues of unconsolidated managed communities	53,617	82,737
Less management fees	(1,138)	(2,631)

Total combined revenue	$412,588	$370,902

Total general and administrative expense	$26,721	$29,297

General and administrative expense as a % of
total consolidated revenues	7.4%	10.1%

General and administrative expense as a % of
total combined revenue	6.5%	7.9%

Lease Expense. Lease expense was $72.3 million for the year ended December 31, 2002, compared to $35.4 million for the year ended December 31, 2001, an increase of $36.9 million, or 104.3%.

•	Lease expense (excluding synthetic leases) was $35.8 million for the year ended December 31, 2002, compared to $17.4 million for the year ended December 31, 2001, an increase of $18.4 million, or 106%. This increase was primarily attributable to 11 additional leases entered into by the Company during 2001 and 2002, consisting primarily of three Retirement Center leases, which increased lease expense $10.1 million, and the acquisition of leasehold interests in eight Free-standing AL communities, which increased lease expense by $8.3 million.

•	As of December 31, 2002, the Company no longer operated any of its communities under synthetic lease structures. Synthetic lease expense was $36.5 million for the year ended December 31, 2002, compared to $18.0 million for the year ended December 31, 2001, an increase of $18.5 million.

•	Of the total $36.5 million of synthetic lease expense for the year ended December 31, 2002, $9.0 million related to Retirement Centers and $27.5 million related to Free-standing ALs.

•	Of the total $36.5 million of synthetic lease expense for the year ended December 31, 2002, $30.8 million resulted from losses from sale-leaseback transactions recorded as residual value guarantee amounts, of which $7.6 million related to Retirement Centers and $23.2 million related to Free-standing ALs.

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Depreciation and Amortization. Depreciation and amortization expense was $24.1 million for the year ended December 31, 2002, compared to $22.2 million for the year ended December 31, 2001, an increase of $1.9 million, or 8.6%. The increase was primarily related to the increase in depreciable assets of approximately $53.6 million, offset by the decrease in amortization of goodwill of $1.0 million which is no longer amortized pursuant to the Company’s adoption of FASB No. 142. These additional assets relate primarily to the acquisition of communities (including the December 31, 2002 acquisition of Freedom Village Brandywine), including leasehold interests, and expansion of communities since December 31, 2001, as well as ongoing capital expenditures.

Amortization of Leasehold Acquisition Costs. Amortization of leasehold acquisition costs was $11.2 million for the year ended December 31, 2002, compared to $2.0 million for the year ended December 31, 2001, an increase of $9.2 million. As a result of transactions completed during 2002, which resulted in a shorter than expected remaining life of various leases, the Company accelerated the amortization of leasehold acquisition costs and recorded additional amortization costs of $8.8 million during 2002.

Asset Impairments. During the year ended December 31, 2002, the Company recorded $9.9 million in charges related to delayed or discontinued development and certain financing transactions.

Interest Expense. Interest expense was $48.9 million for the year ended December 31, 2002, compared to $40.3 million for the year ended December 31, 2001, an increase of $8.6 million, or 21.3%. This increase was primarily attributable to a higher average amount of indebtedness (prior to certain refinancing transactions) during the year ended December 31, 2002, as well as higher interest rates. The Company completed an extensive refinancing plan during 2002 in order to satisfy various 2002 debt maturities.

Other Income (Expense).

•	Interest income was $4.5 million in the year ended December 31, 2002, compared to $10.6 million for the year ended December 31, 2001, a decrease of $6.2 million, or 58.1%. The decrease in interest income was primarily attributable to lower income generated from the reduced amount of certificates of deposit and notes receivable balances associated with certain terminated leasing transactions and management agreements.

•	Equity in loss of Managed SPE Communities (representing the losses that the Company funded for operating deficits at certain managed communities which exceeded specified limits) decreased from $5.0 million in the year ended December 31, 2001 to $0 in the year ended December 31, 2002. The Company had no further Managed SPE Communities after December 31, 2001.

•	Loss on sale of assets was $1.8 million during 2002, primarily related to the sale of a Free-standing AL in Florida.

Income Taxes. The provision for income taxes was a $487,000 expense for the year ended December 31, 2002, compared to a $12.0 million benefit for the year ended December 31, 2001. The Company has recorded a valuation allowance against federal and state net operating loss carryovers as well as other deferred tax assets. This valuation allowance is based on the uncertainty that the value of certain deferred tax assets will be realized.

Minority Interest in Losses of Consolidated Subsidiaries, Net of Tax. Minority interest in losses of consolidated subsidiaries, net of tax, for 2002 and 2001, respectively, was $423,000 and $128,000, representing an increase of $295,000. The increase was primarily attributable to the HCPI Equity Investment made in September 2002, as well as the Freedom Square managed community.

Net Loss. The Company experienced a net loss of $94.8 million, or $5.48 loss per diluted share for the year ended December 31, 2002, compared to a net loss of $34.9 million, or $2.03 loss per diluted share, for the year ended December 31, 2001. The 2002 net loss includes the impact of various charges related to the completion of the 2002 Refinancing Plan.

Quarterly Results

The following table presents certain quarterly operating results for each of the Company’s last eight fiscal quarters, derived from the Company’s unaudited financial statements. The Company believes that all necessary adjustments have been included in the amounts stated below to present fairly the quarterly results when read in conjunction with the Consolidated Financial Statements. Results of operations for any particular quarter are not necessarily indicative of results of operations for a full year or predictive of future periods.

	2003 Quarter Ended				Year Ended Dec 31, 2003

	Mar 31	June 30	Sept 30(1)	Dec 31
	(dollar amounts in thousands, except share data)
Statement of Operations Data:
Total revenues	$96,446	$98,374	$101,401	$103,756	$399,977
Net loss	(10,970)	(9,484)	9,880	(6,740)	(17,314)

Loss per share:
Basic	($ 0.63)	($ 0.53)	$0.53	($ 0.36)	($ 0.95)
Weighted average basic shares outstanding	17,343	18,051	18,739	18,962	18,278
Diluted	($ 0.63)	($ 0.53)	$0.41	($ 0.36)	($ 0.95)
Weighted average diluted shares outstanding	17,343	18,051	24,578	18,962	18,278

	2002 Quarter Ended				Year Ended Dec 31, 2002

	Mar 31(2)	June 30(3)	Sept 30(4)	Dec 31(5)
	(dollar amounts in thousands, except share data)
Statement of Operations Data:
Total revenues	$82,274	$91,067	$92,733	$94,035	$360,109
Net loss	(38,071)	(19,418)	(22,569)	(14,699)	(94,757)

Loss per share:
Basic	($ 2.20)	($ 1.12)	($ 1.30)	($ 0.85)	($ 5.48)
Weighted average basic shares outstanding	17,277	17,277	17,310	17,310	17,294
Diluted	($ 2.20)	($ 1.12)	($ 1.30)	($ 0.85)	($ 5.48)
Weighted average diluted shares outstanding	17,277	17,277	17,310	17,310	17,294

(1)	During the quarter ended September 30, 2003, the Company recorded $23.2 million of gain on sale related to the sale of a Retirement Center. See Note 10 to the Consolidated Financial Statements.

(2)	During the quarter ended March 31, 2002, the Company recorded $23.2 million of lease expense related to residual value guarantee losses for synthetic leases the Company terminated during 2002 and $6.5 million related to accelerated amortization of leasehold acquisition costs from the early termination of these leases.

(3)	During the quarter ended June 30, 2002, the Company recorded $7.0 million of lease expense related to residual value guarantee losses for synthetic leases the Company terminated during 2002 and $2.3 million related to accelerated amortization of leasehold acquisition costs from the early termination of these leases.

(4)	During the quarter ended September 30, 2002, the Company recorded $2.5 million in losses related to two land parcels due to development delays and one property determined to be held-for-sale, as well as a $1.9 million loss related to the sale of a pre-stable Free-standing AL. The Company also recorded a $1.7 million increase in its self-insurance reserves and also recognized $1.4 million of transaction costs during the quarter related to the 2002 Refinancing Plan.

(5)	During the quarter ended December 31, 2002, the Company recorded $7.4 million in impairment losses related to certain land parcel developments and three Free-standing ALs which had been classified as held-for-sale.

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Liquidity and Capital Resources

The Company’s primary sources of cash from its operating activities are the collection of monthly and other billings for providing housing, healthcare services and ancillary services at its communities, the proceeds from the sale of entrance fees and management fees from the communities it manages for third parties. These collections are primarily from residents or their families, with approximately 13.3% coming from various reimbursement programs (primarily Medicare). The primary uses of cash for the Company’s ongoing operations include the payment of community operating expenses, including labor costs and related benefits, general and administrative costs, lease and interest payments, principal payments required under various debt agreements, refunds due as residents terminate entrance fee contracts, working capital requirements, and capital expenditures necessary to maintain the Company’s buildings and equipment.

As a result of the 2002 Refinancing Plan, although the Company satisfied all its debt maturing in 2002, the Company remains highly leveraged with substantial debt and lease obligations. The Company incurred additional debt and lease obligations and most of them at increased interest rates, including the Mezzanine Loan which carries a 19.5% interest rate (9% paid currently).

The Company is highly leveraged and has substantial payment commitments for lease, interest, principal and other payments on outstanding debt and lease obligations. As shown in the Future Cash Commitments table below, the Company has significant payment obligations during the next five years. These commitments and the Company’s plans regarding them are described below:

•	The Company’s long term debt payments include recurring principal amortization and other amounts due each year plus various maturities of mortgages and other loans.

•	Long-term debt payments include mortgage debt payments due of $6.9 million in 2004, $12.4 million in 2005 and $3.5 million in 2006. The Company intends to repay or refinance these amounts as they come due, subject to available funds and market conditions.

•	The 2007 long-term debt payments include, in addition to other debt payments, the maturity of the remaining $77.9 million of the Mezzanine Loan, plus the deferred interest described below. This loan may be prepaid without penalty beginning in September 2005. The Company previously negotiated and prepaid $51.8 million on this loan during September 2003. Since the Mezzanine Loan accrues interest at 19.5%, the Company is focused on refinancing it at its earliest opportunity, if acceptable refinancing alternatives are available. These alternatives may include sale-leaseback or sale manage-back transactions, mortgage financing, or other alternatives. Refinancing this loan prior to September 2005 would require permission from the lender, of which there can be no assurance.

•	Future accrued interest on Mezzanine Loan represents the future accrual of interest on the Mezzanine Loan. Of the 19.5% interest on the loan, the Company currently pays 9.0%, with 10.5% accrued but deferred until maturity or prepayments. It is the Company’s plan to refinance this amount as part of the refinancing of the underlying principal on this loan as described above. The balance of the interest accrued from December 31, 2003 until the September 2007 maturity is $39.8 million. The balance as of September 2005, the beginning of the period when prepayment of the loan is permitted, is $15.8 million.

•	The 2008 long term debt payments include $17.2 million due on notes to certain former joint venture partners. The 2008 payments also include $10.9 million of Series B Notes, which are convertible into shares of common stock of the Company at $2.25 per share. During 2003, $5.1 million of these notes were retired through such conversions. In addition, the Company issued a notice of redemption during March 2004 for $4.5 million of the Series B Notes. The Company will pay the notes so redeemed in March 2004 from its cash on hand or from funds from operations. However, based on recent prices for the Company’s stock, the Company anticipates that most holders will exercise their conversion rights prior to redemption. The Company may issue additional redemption notices in the future for the remaining Series B Notes.

•	Lease financing obligations and Operating Leases — As of December 31, 2003, the Company leases 41 of its communities and leases certain equipment. As a result, the Company incurs significant lease payments from these long-term leases. The Company intends to fund these lease obligations primarily from cash provided by operations.

•	Debt associated with assets held-for-sale of $7.0 million is mortgage debt that will be repaid from sale proceeds of the related properties held-for-sale.

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As of December 31, 2003, the Company had approximately $17.2 million in unrestricted cash and cash equivalents, and $8.6 million of working capital. The Company believes that its current cash and cash equivalents, expected cash flow from operations, the proceeds from the sale of certain assets currently held-for-sale, and the proceeds from additional financing transactions or earnouts will be sufficient to fund its operating requirements, capital expenditure requirements, periodic debt service requirements, and lease obligations during the next twelve months.

Since the Company is highly leveraged, the cash needs for lease and interest payments, and principal payments on outstanding debt will remain very high for the foreseeable future and be a significant burden on the Company. In order to meet its liquidity requirements over the longer term, including its debt maturities, the Company is focusing on:

•	Increasing its cash flow from operations – The current level of cash generated by operations will not be sufficient to meet the future debt service levels of the Company. The Company is focused on increasing its cash flow from operations primarily by increasing its occupancy levels (primarily at its Free-standing AL communities) and revenue per unit at all communities through periodic selling rate increases and additional services, while controlling operating expenses and maintaining strong entrance fee sales.

•	Refinancing certain debt maturities as they come due – It will be very important that the operational results of the Company, industry and economic conditions, and capital market conditions enable the Company to refinance various debt maturities as they come due in future years. Given the high leverage of the Company, cash flow from operations will not be sufficient to repay all of the Company’s debt maturities in full as they come due.

•	Reducing its cost of capital – As a result of the completion of the 2002 Refinancing Plan the Company significantly increased its leverage and average cost of capital (for various debt and lease obligations). The Company is continuously exploring opportunities to reduce its leverage and average debt cost by refinancing high cost debt, including the high cost Mezzanine Loan.

Although approximately 75% of the Company’s debt currently has fixed rates, given the Company’s significant leverage, increases in interest rates could materially increase its future debt service costs. As a result of operating losses, the Company has not incurred significant tax payments in recent years. Although the Company has operating loss carryforwards at December 31, 2003, future operational results and transactional activity could result in tax liabilities in future years.

The Company may also consider, from time to time, development or acquisition of additional senior living communities or other assets. Such transactions, if significant, would generally require arrangement of separate leases, mortgages or other financing by the Company.

A significant amount of the Company’s indebtedness and lease agreements is cross-defaulted. Any non-payment or other default with respect to such obligations (including non-compliance with a financial or restrictive covenants) could cause the Company’s lenders to declare defaults, accelerate payment obligations or foreclose upon the communities securing such indebtedness or exercise their remedies with respect to such communities. Furthermore, because of cross-default and cross-collateralization provisions in most of the Company’s mortgages, debt instruments, and leases, a default by the Company on one of its debt instruments or lease agreements is likely to result in a default or acceleration of many of the Company’s other obligations, which would have a material adverse effect on the Company. Certain of the Company’s loans and leases contain financial and other covenants. The Company believes that projected results from operations and cash flows will be sufficient to satisfy these covenants during fiscal 2004. However, there can be no assurances that the Company will remain in compliance with those covenants or that the Company’s creditors will grant amendments or waivers in the event of future non-compliance.

The Company has primarily used a combination of mortgage financing (including the Mezzanine Loan), lease financing, and convertible debentures to finance its cash needs over the past several years. In the future, subject to Company performance and market conditions, the Company would expect to utilize various types of financing including mortgage financing, lease financing, and may consider public debt or equity offerings as well.

Cash Flow, Investing and Financing Activity

During 2003, the Company experienced a negative net cash flow of $1.5 million. Net cash provided by operating activities was $11.3 million, net cash used by investing activities was $10.5 million and net cash used by financing activities was $2.4 million. The Company’s unrestricted cash balance was $17.2 million as of December 31, 2003, as compared to $18.7 million as of December 31, 2002. Primarily, cash was provided from improved operating results and strong entrance fee sales, proceeds from refinancing transactions and asset sales, while cash was used primarily for debt service and lease obligations, working capital and capital expenditures.

The Company had net cash used by operating activities of $6.2 million for 2002, compared to $11.3 million of cash provided by operating activities for 2003, primarily a result of improving operational results, and increased net cash from entrance fee sales. The Company completed a refinancing transaction in September 2003, in order to reduce the balance of its highest cost debt, the Mezzanine Loan, and reduce its overall cost of capital. This transaction is further described in Note 10 to the consolidated financial statements.

During 2002, the Company experienced a negative net cash flow of $1.7 million. Net cash used by operating activities was $6.2 million for 2002, net cash provided by investing activities was $9.5 million and net cash used by financing activities was $5.0 million. The Company’s unrestricted cash balance was $18.7 million as of December 31, 2002, as compared to $20.3 million as of December 31, 2001. Primarily, cash was provided from the positive cash flow from the Retirement Centers, refinancing activities and sales of assets, while cash was used for start-up losses of the Company’s Free-standing ALs during the fill-up stage, debt and lease obligations, working capital and capital expenditures.

During 2001, the Company experienced a negative net cash flow of $830,000. Net cash provided by operating activities was $4.9 million, net cash used by investing activities was $25.7 million and net cash provided by financing activities was $19.9 million. The Company’s unrestricted cash balance was $20.3 million as of December 31, 2001, as compared to $21.2 million as of December 31, 2000. Primarily, cash was provided from the positive cash flow from the Retirement Centers, refinancing activities and sales of assets, while cash was used to fund the start-up losses of the Company’s Free-standing ALs during the fill-up stage.

The level of capital spending, primarily for refurbishing apartments and maintaining the quality of community assets, was $16.5 million for 2003, and is expected to increase during 2004 as a result of additional community maintenance projects. The Company routinely makes capital expenditures to maintain or enhance communities under its control. The Company’s capital expenditure budget for fiscal 2004 is approximately $18 million.

Net cash from entrance fee sales (proceeds from entrance fee sales, less refunds of entrance fee terminations) was $26.7 million for 2003, $21.5 million for 2002, and $9.9 million for 2001. These increases are primarily from an increased number of entrance fee units sold and from the addition of Freedom Plaza Arizona (an EF Community) beginning in April 2002. The Company will be focused on maintaining strong entrance fee sales for 2004. In future years, the level of sales may be impacted by the number of available units in the Company’s EF Communities, which is due in part to average length of stay and unit turnover rates.

Future Cash Commitments The following tables summarize the Company’s total contractual obligations and commercial commitments as of December 31, 2003 (amounts in thousands):

	Payments Due by Period

	2004	2005	2006	2007	2008	Thereafter

Long-term debt	$10,782	$16,214	$6,127	$92,924	$44,585	$93,056
Debt associated with assets
held-for-sale(1)	7,000	—	—	—	—	—
Lease financing obligations	5,433	5,941	6,325	6,864	7,467	68,817
Operating leases	64,497	65,698	66,940	68,223	67,364	542,596
Future accrued interest on Mezzanine Loan(2)	—	—	—	39,840	—	—

Total contractual cash obligations	$87,712	$87,853	$79,392	$207,851	$119,416	$704,469

Interest income on notes receivable(3)	(1,092)	(1,079)	(1,068)	(1,057)	(1,047)	(19,638)

Contractual obligations, net	$86,620	$86,774	$78,324	$206,794	$118,369	$684,831

	Amount of Commitment Expiration Per Period

	2004	2005	2006	2007	2008	Thereafter

Line of Credit	$7,000	—	—	—	—	—
Guaranties(4)	$454	$490	$8,683	$368	$399	$8,519

Total commercial commitments	$7,454	$490	$8,683	$368	$399	$8,519

(1)	Since this debt is associated with assets held-for-sale, the debt is classified as current liabilities. However, no portion of the balance is due within the next twelve months by its contractual terms.

(2)	The Mezzanine Loan matures on September 30, 2007 and has a cash interest payment rate of 9% per year, which increases after April 2004 by fifty-five basis points each year, plus additional accrued interest (which converts to principal) to its stated interest rate of 19.5% compounding quarterly from December 31, 2003. The amount of interest reflected above represents the unpaid interest which the Company will be accruing and compounding quarterly, from December 31, 2003 until its September 30, 2007 maturity, unless paid-off earlier.

(3)	A portion of the lease payments noted in the above table is repaid to the Company as interest income on notes receivable from the lessors.

(4)	Guarantees include mortgage debt related to two communities. The mortgage debt guaranteed by the Company relates to a Retirement Center under a long-term operating lease agreement and one of the Company’s joint ventures.

Risks Associated with Forward Looking Statements

This Form 8-K contains certain forward-looking statements within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. Those forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company or its management including, but not limited to, all statements concerning the Company’s anticipated improvement in operations and anticipated or expected cash flow; the Company’s expectations regarding trends in the senior living industry; the discussions of the Company’s operating and growth strategy; the Company’s liquidity and financing needs; the Company’s expectations regarding future entry fee sales or increasing occupancy at its Retirement Centers or Free-standing ALs; the Company’s alternatives for raising additional capital and satisfying its periodic debt and lease obligations; the projections of revenue, income or loss, capital expenditures, and future operations; and the availability of insurance programs. All forward-looking statements involve risks and uncertainties including, without limitation, the risks and uncertainties described in this report under the caption “Risk Factors.”

Should one or more of those risks materialize, actual results could differ materially from those forecasted or expected. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could prove to be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this Form 8-K will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the forecasts, expectations, objectives or plans of the Company will be achieved. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Risk Factors

Substantial Debt and Operating Lease Obligations

The Company is highly leveraged with a substantial amount of debt and lease obligations. The cash needs for lease and interest payments, and principal payments on outstanding debt will remain very high for the foreseeable future and be a significant burden on the Company. At December 31, 2003, the Company had long-term debt, including current portion and debt associated with assets held-for-sale, of $371.5 million and was obligated to pay minimum rental obligations in 2003 of approximately $64.5 million under long-term operating leases. The Company has current scheduled debt principal payments for 2004 of $16.2 million, as well as $7.0 million of debt associated with assets held-for-sale (of which no portion of the balance is due within the next twelve months by its terms), plus substantial payments due under its lease obligations. For the year ended December 31, 2003, the Company’s net cash provided by operations was $11.3 million. There can be no assurance that the Company will be able to generate sufficient cash flows from operations to meet required interest, principal, and lease payments in future periods.

Certain of the Company’s current debt agreements and leases contain various financial and other restrictive covenants, which may restrict the Company’s flexibility in operating its business. Any payment or other default with respect to such obligations could cause lenders to cease funding and accelerate payment obligations or to foreclose upon the communities securing such indebtedness or, in the case of an operating lease, could terminate the lease, with a consequent loss of income and asset value to the Company. While the Company endeavors to comply with all financial covenant requirements, there can be no assurance that the Company’s creditors will grant amendments or waivers in the event of non-compliance. Furthermore, because of cross-default and cross-collateralization provisions in certain of the Company’s mortgages, debt instruments, and leases, a default by the Company on one of its payment obligations could result in default or acceleration of several of the Company’s other obligations. Failure to remain in compliance with its financial covenants could have a material adverse impact on the Company.

Ability to Refinance Debt Obligations

Given the high leverage of the Company, cash flow from continuing operations will not be sufficient to repay all debt maturities in full as they come due. The Company will need the ability to refinance certain debt maturities as they come due. The ability for the Company to refinance debt obligations may be impacted by its operational results, industry and economic conditions, capital market conditions, and other factors that may not be in the Company’s control. The inability of the Company to refinance various debt maturities as they come due in future years could have a material adverse impact on the Company and its financial condition.

Ability to Increase Cash Flow From Operations

The Company has experienced significant losses from operations during the past several years, and must increase its cash flow from operations in order to meet its future debt and lease payment obligations. These increases are contingent on the Company’s ability to increase its occupancy (especially in its Free-standing AL communities), and to increase its revenue per unit through rate increases and additional fees and services. The Free-standing AL segment of the senior living industry experienced significant overcapacity and price discounting between 2000 and 2002, and the Company experienced significant losses associated with the fill-up of its Free-standing ALs (most of which began operations during 1999 and 2000) during this time. Increasing cash flow from operations will also be contingent on the Company’s ability to derive significant entrance fee sales each year through the remarketing of available units at its EF Communities, and to maintain and increase the price level of these units. Cash flow from continuing operations may also be impacted by increases in the Company’s operating and overhead costs, many of which are beyond the Company’s control, unless these increases can be recovered through rate increases. In addition, changes in amounts reimbursed under programs such as Medicare and Medicaid may have an adverse impact on the Company in the future. There can be no assurance that the Company will be able to increase occupancy, increase cash through entrance fee sales, raise billing rates, and control its costs in order to increase its cash flow from operations.

Liability Insurance and Risks of Liability Claims

The delivery of personal and health care services entails an inherent risk of liability. In recent years, participants in the senior living and health care services industry have become subject to an increasing number of lawsuits alleging negligence or related legal theories, many of which involve large claims and result in the incurrence of significant defense costs and significant exposure. The Company currently maintains property, liability and professional medical malpractice insurance policies for the Company’s owned, leased and certain of its managed communities under a master insurance program. The number of insurance companies willing to provide general liability and professional liability insurance for the nursing and assisted living industry has declined dramatically and the premiums and deductibles associated with such insurance has risen substantially in recent years. In addition, the Company maintains programs for worker compensation and employee medical coverage which are partially self-insured.

There can be no assurance that the current level of accruals will be adequate to cover the actual liabilities that may be incurred by the Company. There can be no assurance that a claim in excess of the Company’s insurance coverage limits will not arise. A claim against the Company not covered by, or in excess of, the Company’s coverage limits could have a material adverse effect upon the Company. Furthermore, there can be no assurance that the Company will be able to obtain adequate liability insurance in the future or that, if such insurance is available, it will be available on acceptable terms.

Community Management, Staffing, and Labor Costs

The Company competes with other providers of senior living and health care services with respect to attracting and retaining qualified management personnel responsible for the day-to-day operations of each of the Company’s communities and skilled technical personnel responsible for providing resident care. In certain markets, a shortage of nurses or trained personnel has required the Company to enhance its wage and benefits package in order to compete in the hiring and retention of such personnel or to hire more expensive temporary personnel. The Company will also be heavily dependent on the available labor pool of semi-skilled and unskilled employees in each of the markets in which it operates. The Company has experienced a competitive labor market, periodic shortages of qualified workers in certain markets, and increasing wage rates for many of these employees. The Company cannot be sure its labor costs will not increase, or that, if they do increase, they can be matched by corresponding increases in rates charged to residents. If the Company is unable to attract and retain qualified management and staff personnel, control its labor costs, or pass on increased labor costs to residents through rate increases, the Company’s business, financial condition, and results of operations would be adversely affected.

Exposure to Rising Interest Rates

The Company may be adversely affected by rising interest rates. Future indebtedness, from commercial banks or otherwise, and lease obligations, including those related to communities leased from REITs (real estate investment trusts), are expected to be based on interest rates prevailing at the time such debt and lease arrangements are obtained. As of December 31, 2003, the Company had $284.3 million of fixed rate debt and $87.2 million of variable rate debt outstanding. Increases in prevailing interest rates would increase the Company’s interest or lease payment obligations with respect to a substantial portion of our variable rate debt and could have a material adverse effect on the Company’s business, financial condition, and results of operations.

Loss of Key Officers

The Company relies upon the services of its executive officers. The loss of some of our executive officers and the inability to attract and retain qualified management personnel could affect our ability to manage our business and could adversely affect the Company’s business, financial condition and results of operations.

Termination of Residency Agreements

The Company’s residency agreements with its independent living residents (other than entrance fee contracts) are generally for a term of one year (terminable by the resident upon 30 to 60 days written notice). Although most residents remain for many years, the Company does not contract with residents for longer periods of time. If a large number of residents elected to terminate their resident agreements at or around the same time, then Company revenues and earnings could be adversely affected.

Dependence on Attracting Residents with Sufficient Resources to Pay

Approximately 86.7% of the Company’s total revenues for 2003 were attributable to private pay sources. The Company expects to continue to rely primarily on the ability of residents to pay for the Company’s services from their personal or family financial resources and long-term care insurance. Future economic or investment market conditions or other circumstances that adversely affect the ability of seniors to pay for the Company’s services could have a material adverse effect on the Company’s business, financial condition, and results of operations.

Risks Associated With Lifecare Benefits

Six of the communities operated by the Company are lifecare EF Communities that offer residents a limited lifecare benefit. Residents of these communities pay an upfront entrance fee upon occupancy, of which a portion is generally refundable, with an additional monthly service fee while living in the community. This limited lifecare benefit is typically (a) a certain number of free days in the community’s health center during the resident’s lifetime, (b) a discounted rate for such services, or (c) a combination of the two. The lifecare benefit varies based upon the extent to which the resident’s entrance fee is refundable. The pricing of entrance fees, refundability provisions, monthly service fees, and lifecare benefits are determined from actuarial projections of the expected morbidity and mortality of the resident population. In the event the entrance fees and monthly service payments established for the communities are not sufficient to cover the cost of lifecare benefits granted to residents, the results of operations and financial condition of the communities would be adversely affected.

Residents of the Company’s EF Communities are guaranteed a living unit and nursing care at the community during their lifetime, even if the resident exhausts his or her financial resources and becomes unable to satisfy his or her obligations to the community. In addition, in the event a resident requires nursing care and there is insufficient capacity for the resident in the nursing facility at the community where the resident lives, the community must contract with a third party to provide such care. Although the Company screens potential residents to ensure that they have adequate assets, income, and reimbursements from government programs and third parties to pay their obligations to the communities during their lifetime, there can be no assurance that such assets, income, and reimbursements will be sufficient in all cases. If insufficient, the Company has rights of set-off against the refundable portions of the residents’ deposits, and would also seek available reimbursement under Medicaid or other available programs. To the extent that the financial resources of some of the residents are not sufficient to pay for the cost of facilities and services provided to them, or in the event that the communities must pay third parties to provide nursing care to residents of the communities, the Company’s results of operations and financial condition would be adversely affected.

Risks of Operations in Concentrated Geographic Areas

Part of the Company’s business strategy is to own, lease or manage senior living communities in concentrated geographic service areas. The Company has a large concentration of communities in Florida, Texas, Arizona and Colorado, among other areas. Accordingly, the Company’s operating results may be adversely affected by various regional and local factors, including economic conditions, real estate market conditions, competitive conditions, and applicable laws and regulations.

Government Regulation and the Burdens of Compliance

Federal and state governments regulate various aspects of the Company’s business. The development and operation of senior living communities and the provision of health care services are subject to federal, state, and local licensure, certification, and inspection laws. Failure to comply with these laws and regulations could result in the denial of reimbursement, the imposition of fines, temporary suspension of admission of new patients, restrictions on operating or marketing entrance fee communities, suspension or decertification from Medicare, Medicaid, or other state or Federal reimbursement programs, restrictions on the Company’s ability to acquire new communities or expand existing communities, or revocation of a community’s license. There can be no assurance that the Company will not be subject to penalties in the future, or that federal, state, or local governments will not impose restrictions on the Company’s activities that could materially adversely affect the Company’s business, financial condition, or results of operations.

Financial Statements and Supplementary Data

Index to Financial Statements

Schedule II - Valuation and Qualifying Accounts Schedule IV - Mortgage Loans on Real Estate

All other schedules omitted are not required, inapplicable or the information required is furnished in the financial statements or notes therein.

26

REPORT OF INDEPENDENT REGISTERD PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders American Retirement Corporation:

We have audited the accompanying consolidated balance sheets of American Retirement Corporation and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003. In connection with our audits of the consolidated financial statements, we have also audited financial statement Schedule II – Valuation and Qualifying Accounts and financial statement Schedule IV – Mortgage Loans on Real Estate as of December 31, 2003 and for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Retirement Corporation and subsidiaries as of December 31, 2003 and 2002 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” and impairment of long-lived assets and discontinued operations in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.”

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2004, the Company changed its method of accounting for variable interest entities in accordance with Financial Accounting Standards Board (FASB) Interpretation No. 46(R), “Consolidation of Variable Interest Entities.”

/s/ KPMG LLP

Nashville, Tennessee
March 4, 2004, except
for Note 1, which as of
June 10, 2004

AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except share data)

	December 31
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$17,192	$18,684
Assets limited as to use	20,947	20,604
Accounts receivable, net of allowance for doubtful accounts	14,902	14,110
Inventory	1,308	1,491
Prepaid expenses	3,900	4,088
Deferred income taxes	2,936	3,028
Assets held-for-sale	6,426	24,564
Other current assets	10,989	6,875

Total current assets	78,600	93,444

Assets limited as to use, excluding amounts classified as current	22,654	21,701
Land, buildings and equipment, net	533,145	644,002
Notes receivable	18,925	19,176
Goodwill	36,463	36,463
Leasehold acquisition costs, net of accumulated amortization	33,207	22,861
Other assets	51,289	62,466

Total assets	$774,283	$900,113

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$16,215	$13,527
Debt associated with assets held-for-sale	7,000	14,272
Accounts payable	4,800	5,893
Accrued interest	3,330	4,690
Accrued payroll and benefits	10,536	8,541
Accrued property taxes	10,742	10,159
Other accrued expenses	8,234	8,754
Other current liabilities	9,140	12,337

Total current liabilities	69,997	78,173

Long-term debt, excluding current portion	348,320	530,384
Refundable portion of entrance fees	72,980	69,875
Deferred entrance fee income	139,813	133,990
Tenant deposits	4,751	4,988
Deferred gains on sale-leaseback transactions	92,596	27,622
Deferred income taxes	5,360	3,806
Other long-term liabilities	17,774	12,003

Total liabilities	751,591	861,501

Minority interest	21,885	26,365

Commitments and contingencies (See notes)

Shareholders’ equity:
Preferred stock, no par value; 5,000,000 shares authorized, no
shares issued or outstanding	—	—
Common stock, $.01 par value; 200,000,000 shares authorized,
19,670,501 and 17,341,191 shares issued and outstanding, respectively	197	173
Additional paid-in capital	150,896	145,706
Accumulated deficit	(150,286)	(132,972)

Total shareholders’ equity	807	12,907

Total liabilities and shareholders’ equity	$774,283	$900,113

See accompanying notes to consolidated financial statements. 28

AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)

	Years ended December 31,
	2003	2002	2001
Revenues:
Resident and health care	$396,307	$356,859	$283,256
Management and development services	1,522	1,138	2,631
Reimbursed expenses	2,148	2,112	4,909

Total revenues	399,977	360,109	290,796

Operating expenses:
Community operating expenses	280,808	263,864	205,257
General and administrative	25,410	26,721	29,297
Lease expense	47,664	72,265	35,367
Depreciation and amortization	26,867	24,079	22,171
Amortization of leasehold acquisition costs	2,421	11,183	1,980
Asset impairments	—	9,877	6,343
Reimbursed expenses	2,148	2,112	4,909

Total operating expenses	385,318	410,101	305,324

Operating income (loss)	14,659	(49,992)	(14,528)

Other income (expense):
Interest expense	(53,570)	(48,855)	(40,268)
Interest income	2,762	4,460	10,635
Gain (loss) on sale of assets	23,153	(1,812)	(1,375)
Equity in losses of managed special purpose entity communities	—	—	(5,029)
Lease income	324	2,627	2,852
Other	(192)	(1,121)	622

Other expense, net	(27,523)	(44,701)	(32,563)

Loss from operations before income taxes and minority interest	(12,864)	(94,693)	(47,091)

Income tax expense (benefit)	2,661	487	(12,041)

Loss from operations before minority interest	(15,525)	(95,180)	(35,050)

Minority interest in (earnings) losses of consolidated
subsidiaries, net of tax	(1,789)	423	128

Net loss	$(17,314)	$(94,757)	$(34,922)

Basic and diluted loss per share	$(0.95)	$(5.48)	$(2.03)

Weighted average shares used for basic
and diluted loss per share data	18,278	17,294	17,206

See accompanying notes to consolidated financial statements. 29

AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (in thousands)

	Common stock		Additional paid-in	Accumulated	Total shareholders’
	Shares	Amount	capital	deficit	equity
Balance at December 31, 2000	17,065,395	$171	$145,079	$(3,293)	$141,957

Net loss	—	—	—	(34,922)	(34,922)
Issuance of common stock pursuant to
employee stock purchase plan	60,718	1	143	—	144
Issuance of common stock to
fund employer 401k contribution	138,907	1	333	—	334
Issuance of common stock pursuant to stock
options exercised	11,500	—	35	—	35

Balance at December 31, 2001	17,276,520	$173	$145,590	$(38,215)	$107,548

Net loss	—	—	—	(94,757)	(94,757)
Issuance of common stock pursuant to
employee stock purchase plan	64,671	—	116	—	116

Balance at December 31, 2002	17,341,191	$173	$145,706	$(132,972)	$12,907

Net loss	—	—	—	(17,314)	(17,314)
Issuance of common stock pursuant to
employee stock purchase plan	62,793	1	111	—	112
Issuance of common stock for conversion
of convertible debentures	2,266,517	23	5,079	—	5,102

Balance at December 31, 2003	19,670,501	$197	$150,896	$(150,286)	$807

See accompanying notes to consolidated financial statements. 30

AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Years ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net loss	$(17,314)	$(94,757)	$(34,922)
Adjustments to reconcile net loss to cash and cash
equivalents provided (used) by operating activities:
Depreciation and amortization	29,288	35,262	24,151
Amortization of deferred financing costs	2,259	2,708	2,735
Residual value guarantee loss, included in lease expense	—	30,793	7,854
Asset impairments	—	9,877	6,343
Entrance fee items:
Amortization of deferred entrance fee revenue	(15,423)	(14,802)	(8,797)
Proceeds from entrance fee sales	41,790	33,406	18,506
Refunds of entrance fee terminations	(15,107)	(11,862)	(8,598)
Deferred income taxes	1,645	(17)	(9,428)
Amortization of deferred gain on sale-leaseback transactions	(4,960)	(3,398)	(2,367)
Minority interest in earnings (loss) of consolidated subsidiaries	1,789	(423)	(128)
Losses (gains) from unconsolidated joint ventures	478	582	(14)
(Gain) loss on sale of assets	(23,153)	1,812	1,375
Issuance of stock to employee 401k plan	—	—	334
Changes in assets and liabilities, exclusive of acquisitions and sale-leaseback transactions:
Accounts receivable	(792)	(28)	5,833
Inventory	183	(70)	4,356
Prepaid expenses	188	(877)	(1,754)
Other assets	5,736	1,305	(2,465)
Accounts payable	(1,093)	(2,214)	(1,896)
Accrued interest	392	1,036	(401)
Other accrued expenses and other current liabilities	(99)	10,376	1,687
Tenant deposits	(237)	(1,151)	(692)
Deferred lease liability	4,741	389	173
Other liabilities	1,033	(4,162)	3,062

Net cash and cash equivalents provided (used) by operating activities	11,344	(6,215)	4,947

Cash flows from investing activities:
Additions to land, buildings and equipment	(16,467)	(34,438)	(55,529)
Proceeds from the sale of assets	8,405	25,048	28,526
(Purchase of) proceeds from assets limited as to use, net	(2,772)	22,645	(2,758)
Receipts from (issuance of) notes receivable, net	251	(1,818)	5,401
Other investing activities	112	(1,281)	(1,295)
Expenditures for leasehold acquisitions, net of cash received	—	(612)	—

Net cash (used) provided by investing activities	(10,471)	9,544	(25,655)
See accompanying notes to consolidated financial statements. 31

AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED (in thousands)

	Years ended December 31,
	2003	2002	2001
Cash flows from financing activities:
Proceeds from the issuance of long-term debt	$19,267	$278,892	$54,024
Principal payments on long-term debt	(17,551)	(285,450)	(30,579)
Accrual of deferred interest	1,996	2,971	—
Principal reductions in master trust liability	(1,389)	(1,356)	(1,411)
Expenditures for financing costs	(978)	(8,597)	(2,335)
Proceeds from equity investment, net of distributions	(3,228)	12,004	—
Accrual of contingent earnouts	(594)	(3,560)	—
Other financing costs	112	116	179

Net cash (used) provided by financing activities	(2,365)	(4,980)	19,878

Net decrease in cash and cash equivalents	(1,492)	(1,651)	(830)

Cash and cash equivalents at beginning of year	18,684	20,335	21,165

Cash and cash equivalents at end of year	$17,192	$18,684	$20,335

Supplemental disclosure of cash flow information:
Cash paid during the year for interest (including capitalized interest)	$40,449	$38,561	$37,525

Income taxes paid	$1,761	$241	$65

Supplemental disclosure of non-cash transactions:

During the year ended December 31, 2003, the Company issued 2,266,517 shares of common stock, par value $0.01 per share to certain holders of the Company’s 10% Series B Convertible Senior Subordinated Notes (Series B Notes). The holders elected to convert $5.1 million of the convertible debentures to common stock at the conversion price of $2.25 per share. As a result, debt and equity changed as follows:

	Years ended December 31,
	2003	2002	2001
Long-term debt	$(5,102)	$—	$—
Common stock	23	—	—
Additional paid-in capital	5,079	—	—

During the respective years, the Company acquired/(sold) certain communities, entered into and amended certain lease agreements, and sold a land parcel in Virginia. In conjunction with these transactions, assets and liabilites increased/(decreased) as follows:

	Years ended December 31,
	2003	2002	2001
Leasehold acquisition costs	$—	$—	$19,329
Land, buildings and other assets	(18,006)	202,165	1,430
Other assets	(821)	(99,106)	9,532
Current liabilities	(13,127)	54,196	12,918
Long-term debt	(4,879)	48,863	17,373

During the year ended December 31, 2001 the Company funded its 401(k) contribution with 138,907 shares of its common stock at a fair market value of $334,000.

During the year ended December 31, 2001, the Company acquired the leasehold interests in 12 communities the Company had previously managed. The liabilities assumed exceeded the assets acquired by $19.2 million, which was recorded as leasehold acquistion costs and is being amortized over the life of the leases or the expected life of the leases, whichever is shorter.

See accompanying notes to consolidated financial statements.

AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization and Presentation

The accompanying financial statements as of and for the years ended December 31, 2003, 2002 and 2001 include the consolidated financial statements of American Retirement Corporation (“ARC”) and its wholly-owned and majority owned subsidiaries (ARC and such subsidiaries being collectively referred to as the “Company”) that manage, own and operate senior living communities. The Company maintains each of its subsidiaries as a separate and distinct legal entity. Absent express contractual provisions or agreements to the contrary, neither the Company nor any of its subsidiaries are liable for, nor are any of their respective assets available to satisfy, the obligations or liabilities of any other subsidiary or the Company. The accounts of limited liability companies, joint ventures and partnerships are consolidated when the Company maintains effective control over such entities’ assets and operations, notwithstanding, in some cases, a lack of majority ownership. During 2003, new accounting literature expanded the circumstances in which certain variable interest entities may be required to be consolidated. See Note 2. Under this literature, the Company consolidates the communities it manages for others if the Company has the unilateral ability to conduct the ordinary course of business of the managed communities and is the primary beneficiary of the managed entities’ operations. As a result, beginning January 1, 2004, the Company consolidated the results of a managed community (Freedom Square), and has restated all prior periods presented to conform to this presentation. In addition, during the three months ended March 31, 2004, the Company determined that three communities previously classified as held-for-sale and accounted for as discontinued operations would no longer be held-for-sale and accordingly, prior period amounts have been restated to reflect those communities' assets and liabilities as held-for-use and include those communities’ activities in continuing operations (see Note 4 and 5). All significant inter-company balances and transactions have been eliminated in consolidation.

(2) Summary of Significant Accounting Policies and Practices

The Company principally provides housing, health care, and other related services to senior residents through the operation and management of senior living communities located throughout the United States. The communities provide a combination of independent living, assisted living and skilled nursing services. The following is a summary of the Company’s significant accounting policies.

(a)	Use of Estimates and Assumptions: The preparation of the consolidated financial statements requires management to make estimates and assumptions relating to the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of land, buildings and equipment, leasehold acquisition costs and goodwill; valuation allowances for receivables and deferred income tax assets; actuarial life expectations of residents; and obligations related to employee benefits and general liability claims. Actual results could differ from those estimates.

(b)	Recognition of Revenue: The Company provides residents with housing and health care services through various types of agreements. The Company also receives fees for managing senior living communities owned by others.

The majority of the Company’s communities provide housing and health care services through annually renewable agreements with the residents. Under these agreements, residents are billed monthly fees for housing and additional services, which are recognized as revenue under these agreements on a monthly basis as the services are provided to its residents.

Management services revenue is recorded monthly as services and administrative support under management agreements are provided to the owners and lessees of the subject communities. Such revenues are determined by an agreed formula set forth in the applicable management agreement (e.g., a specified percentage of revenues, income or cash flows of the managed community, or a negotiated fee per the management agreement).

Certain communities provide housing and health care services under various types of entrance fee agreements with residents (EF Communities). These agreements require new independent living residents to pay an upfront entrance fee, and may obligate the Company to provide a limited healthcare benefit in the form of future assisted living or skilled nursing housing and services during the life of the resident. These benefits generally take the form of reduced monthly or daily rates for assisted living or skilled nursing services, or a certain number of days of these services are allowed at no additional cost during each quarter or year. Each new entrance fee resident must meet certain asset and income criteria as part of these lifecare agreements.

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Generally, a portion of the entrance fee is refundable to the resident or the resident’s estate upon termination of the agreement. The refundable amount is recorded by the Company as refundable portion of entrance fees, a long-term liability, until termination of the agreement. The remainder of the entrance fee is recorded as deferred entrance fee income and is amortized into revenue using the straight-line method over the estimated remaining life expectancy of the resident, based upon actuarial projections. Additionally, under these agreements the residents pay a monthly service fee, which entitles them to the use of certain amenities and certain services. Residents may also elect to obtain additional services, which are also billed on a monthly basis, as the services are provided. The Company recognizes these additional fees as revenue on a monthly basis when earned.

Certain communities also provide services under a type of an entrance fee agreement whereby the entrance fee is fully refundable to the resident or the resident’s estate contingent upon the occupation of the unit by the next resident, unless otherwise required by applicable state law. In this situation, the resident also shares in a percentage, typically 50%, of any appreciation in the entrance fee paid by the succeeding resident, but receives no healthcare benefit. This contingent refund is paid to the preceding resident only upon occupancy of the unit by a new, succeeding resident. Because these refunds are contingent and only payable out of subsequent entrance fee proceeds, these entrance fees are classified on the Company’s consolidated balance sheet as deferred entrance fee income. Because these units can be reoccupied during the remaining life of the building and the Company’s obligations continue as long as the unit can be reoccupied, these refunds are amortized into revenue on a straight-line basis over the remaining life of the building. In the unusual event that the new resident’s entrance fee is less than the previous resident’s entrance fee, the Company immediately recognizes the entire shortfall as a loss during the current period. Additionally, under these agreements the residents pay a monthly service fee, which entitles them to the use of certain amenities and certain services. These residents may also elect to obtain additional services, which are billed on a monthly basis, as the services are provided. The Company recognizes these additional fees as revenue on a monthly basis when earned. If residents terminate these agreements, they are required to continue to pay their monthly service fee for the lesser of a specified time period (typically one year) or until the relevant unit is reoccupied.

Resident and health care revenues are reported at the estimated net realizable amounts from residents, third-party payors, and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors.

(c)	Cash and Cash Equivalents: For purposes of the Consolidated Statements of Cash Flows, the Company considers highly liquid debt investments with original maturities of three months or less to be cash equivalents.

(d)	Assets Limited as to Use: Assets limited as to use are classified as held to maturity and include assets held by lenders under loan agreements in escrow for property taxes and property improvements, operating reserves required by certain state licensing authorities and certificates of deposit, held as collateral for letters of credit or in conjunction with leasing activity and insurance requirements, as well as resident deposits.

A decline in the fair value of any held-to-maturity security below cost that is deemed to be other than temporary results in an impairment in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.

(e)	Accounts Receivable: Accounts receivable are reported at the invoiced amount. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience and actual resident information. The Company reviews its allowance for doubtful accounts monthly. Past due balances over certain days (dependent on payor type) and over a specified amount are reviewed individually for collectibility. All other balances are reviewed on a pooled basis by payor type. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

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(f)	Inventory: Inventory consists of supplies and is stated at the lower of cost (first-in, first-out) or market.

(g)	Assets Held-for-Sale: Assets held-for-sale are reported at the lower of the carrying amount or fair value less costs to sell. Upon classification as held-for-sale, depreciation on depreciable assets ceases.

(h)	Land, Buildings, and Equipment: Land, buildings, and equipment are recorded at cost and include interest capitalized on long-term construction projects during the construction period, as well as other costs directly related to the acquisition, development, and construction of the communities. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets. Buildings and improvements are depreciated over 15 to 40 years, and furniture, fixtures and equipment are depreciated over three to seven years. Leasehold improvements are amortized over the shorter of their useful life or remaining base lease term. Construction in progress includes costs incurred related to the development, construction or remodeling of senior living communities. If a project is abandoned or delayed, any costs previously capitalized are measured for impairment and expensed accordingly.

(i)	Purchase Options: Purchase options to acquire property are recorded at their cost and, upon exercise, are applied to the cost of the property at the time of acquisition. Nonrefundable purchase options are expensed when they expire or when the Company determines it is no longer probable that the property will be acquired. If the Company determined at some future time that it no longer intended to exercise these options, that it will transfer them for other consideration, or that their value was impaired, a loss would be recorded at that time.

(j)	Notes Receivable: Notes receivable are recorded at cost, less any related allowance for impaired notes receivable. Impairment losses are included in the allowance for doubtful accounts through a charge to bad debt expense. Management considers a note to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note agreement.

(k)	Goodwill: Goodwill represents the excess of costs over fair value of assets of businesses acquired. In July 2001, the FASB issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 addresses financial accounting and reporting for business combinations requiring the use of the purchase method of accounting and reporting for goodwill and other intangible assets requiring that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 requires intangible assets with definite useful lives be amortized over their respective useful life to their estimated residual values, and reviewed for impairment. As of December 31, 2003 and 2002, the Company had $36.5 million of goodwill. Amortization expense related to goodwill was approximately $1.0 million for the year ended December 31, 2001, or $0.06 per dilutive share. The Company adopted SFAS No. 142 on January 1, 2002.

With the adoption of SFAS No. 142, the Company reassessed the useful lives and residual values of all intangible assets acquired in purchase business combinations, and determined that no amortization period adjustments were required. In addition, the Company did not identify any intangible assets with indefinite useful lives, other than goodwill. The transitional provisions of SFAS No. 142 required the Company to perform an assessment of whether there was an indication that goodwill was impaired as of the date of adoption. To accomplish this, the Company identified its reporting units and determined the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. For purposes of allocating and evaluating goodwill and intangible assets, the Company considers Retirement Centers and Free-standing ALs as its reporting units. All recorded goodwill as of the date of adoption was attributable to the Retirement Center reporting unit. To the extent a reporting unit’s carrying amount exceeded its fair value, an indication existed that the reporting unit’s goodwill may be impaired and the Company was required to perform the second step of the transitional impairment test. The Company completed step one of the initial impairment provisions of SFAS No. 142 and determined that the fair value of its Retirement Center reporting unit exceeded its net book value at January 1, 2002, thus indicating goodwill was not impaired. The required annual impairment assessment was performed during the fourth quarters of 2002 and 2003 which resulted in no indication of impairment.

(l)	Leasehold Acquisition Costs: Leasehold acquisition costs consist primarily of costs incurred in conjunction with entering into certain new leases and for costs incurred for the acquisition of lease rights from previously managed special purpose entity communities. These costs provide the Company the opportunity to lease the communities. Leasehold acquisition costs are amortized principally on a straight-line basis over the remaining contractual or expected life of the related lease agreements if shorter.

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(m)	Other Assets: Other assets consist primarily of security deposits, unexercised nonrefundable purchase options, deferred financing costs, costs of acquiring lifecare contracts, deferred entrance fee receivables, contingent earn-outs and investments in joint ventures. Deferred financing costs are amortized using the straight-line method over the terms of the related debt agreements. Costs of acquiring initial lifecare contracts are amortized over the life expectancy of the initial residents of a lifecare community. Nonrefundable purchase options to acquire property are recorded at their cost and, upon exercise, are applied to the cost of the property acquired. Nonrefundable purchase options are expensed when they expire or earlier, if management determines it is no longer probable that the property will be acquired. Contingent earn-outs represent management’s estimate of additional sale proceeds to be received from the counterparty in certain sale lease-back transactions which were accounted for as financing transactions. Management periodically assesses the recoverability of the recorded balances of contingent earn-outs for these contingent earn-outs and adjusts the carrying amount to its revised estimate with a corresponding increase or decrease to interest expense.

(n)	Investments In Joint Ventures: Investments in joint ventures includes the Company’s 37% and 50% investments in joint ventures that own two Free Standing ALs, which the Company accounts for under the equity method. The Company recognizes an impairment loss when there is a loss in the value in the equity method investment which is deemed to be an other-than-temporary decline.

(o)	Debt Associated with Assets Held-for-Sale: Debt associated with assets held-for-sale is presented as current, as this debt will be assumed by the buyer or paid from sale proceeds. However, over the next twelve months, no portion of the $7.0 million of debt associated with assets held-for-sale at December 31, 2003 is contractually due.

(p)	Lease Classification: The Company, as the lessee, makes a determination with respect to each of these leases whether they should be accounted for as operating leases or lease financing obligations. The Company bases its classification criteria on estimates regarding the fair value of the leased community, minimum lease payments, the Company’s effective cost of funds, the economic life of the community and certain other terms in the lease agreements. Sale lease-back transactions are recorded as financings when the transactions include a form of continuing involvement, such as purchase options or contingent earn-outs. Sale lease-back transactions recorded as financings result in maintaining the land, building and equipment on the Company’s balance sheet as well as recording debt equal to the net cash proceeds received.

(q)	Other Liabilities: The Company periodically reviews the adequacy of its accruals related to general and professional liability, workers’ compensation, employee medical claims and other claims on an ongoing basis, using historical claims, third party administrator estimates, advice from legal counsel and industry loss development factors.

(r)	Obligation to Provide Future Services: Under the terms of certain entrance fee contracts, the Company is obligated to provide future lifecare services to its residents. The Company, through the use of external advisors, periodically calculates the present value of the net cost of future services and use of facilities and compares that amount with the present value of future resident cash inflows. If the present value of the net cost of future services and use of facilities exceeds discounted future cash inflows, a liability will be recorded with a corresponding charge to income. As of December 31, 2003 and 2002, the Company did not have a liability associated with its obligation to provide future services and use of facilities.

(s)	Income Taxes: Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are recorded using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded to adjust net deferred tax assets to the amount which management believes will more likely than not be recoverable. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

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(t)	Loss per Share: Basic loss per share (“EPS”) is computed by dividing net loss (numerator) by the weighted average number of common shares outstanding (denominator). The denominator used in computing diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. Due to the net losses in 2003, 2002 and 2001 no common stock equivalents were considered in the computation of diluted EPS, including the effect from assumed conversion of the 10% Series B Convertible Senior Subordinated Notes Due 2008 (the “Series B Notes”).

(u)	Stock-Based Compensation: In December 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment of FASB Statement No. 123. SFAS 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are included below.

The Company applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, to account for its fixed plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123 established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As permitted by SFAS No. 123 and SFAS No. 148, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of these statements. The following table illustrates the effect on net loss if the fair-value-based method had been applied to all outstanding and unvested awards in each period.

	Years Ended December 31,
	2003	2002	2001
Net loss, as reported	$(17,314)	$(94,757)	$(34,922)
Deduct total stock-based employee compensation expense
determined under fair-value-based method, net of tax	(557)	(1,763)	(1,769)

Pro forma net loss	$(17,871)	$(96,520)	$(36,691)

Loss per share:
Basic-as reported	$(0.95)	$(5.48)	$(2.03)
Basic-pro forma	$(0.98)	$(5.58)	$(2.13)
Diluted-as reported	$(0.95)	$(5.48)	$(2.03)
Diluted-pro forma	$(0.98)	$(5.58)	$(2.13)

(v)	Fair Value of Financial Instruments: The carrying amount of cash and cash equivalents approximates fair value because of the short-term nature of these accounts and because amounts are invested in accounts earning market rates of interest. The carrying value of assets limited as to use, accounts receivable, debt associated with assets held-for-sale and accounts payable approximate their fair values because of the short-term nature of these accounts. The carrying value of notes receivable and debt approximates fair value as the interest rates approximate the current rates available to the Company. The interest rate swap is carried at fair value.

(w)	Derivative Financial Instruments: The Company recognizes all derivatives as either assets or liabilities, measured at fair value, in the consolidated balance sheets. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it.

At December 31, 2003 and 2002, the Company’s derivative financial instruments consisted of one interest rate swap agreement as a hedge against changes in the fair value of certain debt liabilities. The notional amount of the agreement is $34.8 million and matures on July 1, 2008. Under the terms of the agreement, the Company receives a fixed rate payment of 6.87% on the $34.8 million of debt, but pays a floating rate stated by the swap agreement based on LIBOR and a foreign currency index, with a maximum rate of 8.12%. The fair value of the remaining interest rate swap as of December 31, 2003 and 2002 was a $1.3 million and a $1.5 million liability, respectively, which is being amortized over the life of specified debt instruments as a yield adjustment. Subsequent changes in the fair values of the interest rate swap is recorded in earnings.

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(x)	Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of: Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are separately presented on the balance sheet as held-for-sale and reported at the lower of the carrying amount or fair value less the costs to sell, and are no longer depreciated. The assets and liabilities of a disposal group classified as held-for-sale are presented separately in the appropriate asset and liability section of the balance sheet.

(y)	Comprehensive Loss: During 2003, 2002 and 2001, the Company’s only component of comprehensive loss was net loss.

(z)	Segment Disclosures: The Company operates in three reportable business segments, Retirement Centers, Free-standing ALs and Management Services.

(aa)	Reclassifications: Certain 2002 and 2001 amounts have been reclassified to conform with the 2003 presentation.

(bb)	Recent Issued Accounting Standards:

In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46(R) replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in December 2003. Based upon the Company’s current understanding of the current guidance provided by the FASB, the Company has three variable interest entities with which it holds a significant variable interest:

	Commencement	Nature of	Ownership		Unit Capacity
Community	of Operations	Activity	(Loss Exposure)	Location	IL	AL	MI	SNF	Total

Freedom Square	July 1998	Managed	0.0%	Seminole, Florida	362	103	76	194	735

McLaren Homewood Village	April 2000	Joint Venture	37.5%	Flint, Michigan	14	66	38	—	118

Village of Homewood	April 1998	Joint Venture	50.0%	Lady Lake, Florida	—	32	15	—	47

					376	201	129	194	900

For any VIEs that must be consolidated under FIN 46(R), the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any differences between the net amount added to the balance sheet and any previously recognized interest being recognized as a cumulative effect of an accounting change. The Company reviewed its managed entities and agreements, and has consolidated Freedom Square effective January 1, 2004 for December 31, 2003 and for all periods presented. As a result, the Company’s consolidated balance sheet at December 31, 2003 and 2002 includes an increase of $59.2 million and $60.1 million, respectively, to assets, liabilities and minority interests.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 establishes standards for the classification and measurements of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 also includes required disclosures for financial instruments within its scope. SFAS 150 was effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective July 1, 2003. The Company has not entered into any financial instruments within the scope of SFAS 150 since May 31, 2003, nor does it currently hold any significant financial instruments within its scope. Adoption of the standard did not have an impact on the Company’s consolidated financial position, results of operations or cash flows.

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(3) Asset Impairments and Other Losses

During the years ended December 31, 2002 and 2001 the Company recorded $9.9 million and $6.3 million, respectively, of asset impairments related to delayed or discontinued developments. See Note 4. The 2002 and 2001 impairments related to five land parcels and a land purchase agreement. During 2003, the Company sold two of the land parcels. The three remaining parcels with a net carrying value of $5.6 million at December 31, 2003, are held-for-sale. The land purchase agreement will be used for the development of a senior living community through a joint venture with an unaffiliated entity. Architectural, engineering, legal and other costs which the Company has incurred, amount to a net carrying value of $2.6 million at December 31, 2003. Although zoning for the project has been approved, the project has been delayed while the Company appeals certain restrictions contained in the zoning approval. The Company intends to pursue these appeals vigorously and believes it will ultimately be successful in amending the zoning restrictions and securing financing (through joint venture or other arrangements) to acquire and develop the property, but there can be no assurance in that regard.

(4) Discontinued Operations

During the quarter ended September 30, 2002, the Company determined that a Free-standing AL would be held-for-sale. During 2003, the Company determined that two additional Free-standing ALs would be held-for-sale. During the three months ended March 31, 2004, the Company determined that the three Free-standing ALs would no longer be held-for-sale. Accordingly, the Company’s consolidated statement of operations and statement of cash flows for the twelve months ended December 31, 2003 and 2002 have been restated to include the operations of these three Free-standing ALs in continuing operations (previously shown as discontinued operations).

(5) Assets Held-for-Sale

During the quarter ended September 30, 2002, the Company determined that a Free-standing AL would be held-for-sale. During 2003, the Company determined that two additional Free-standing ALs would be held-for-sale. During the three months ended March 31, 2004, the Company determined that the three Free-standing ALs would no longer be held-for-sale. Accordingly, the Company’s consolidated financial statements for the years ended December 31, 2003 and 2002 have been restated. The Company had $6.4 million and $24.6 million of assets classified as held-for-sale at December 31, 2003 and 2002, respectively. At December 31, 2003, these assets consist of approximately $5.6 million related to three land parcels which were originally purchased for development and $800,000 of other assets. Debt associated with assets held-for-sale at December 31, 2003 was $7.0 million, which is classified as a current liability (of which no portion of the balance is due over the next twelve months by its contractual terms). See note 10.

(6) Assets Limited as to Use

The composition of assets limited as to use at December 31, 2003 and 2002 is as follows (in thousands):

	2003	2002

Held by trustee under agreement:
Certificates of deposit	$15,240	$21,195
Cash and other short-term investments	28,361	21,110

	43,601	42,305
Less long-term investments	22,654	21,701

Short-term investments	$20,947	$20,604

The certificates of deposit are pledged to a variety of parties for various reasons such as state requirements (primarily for entrance fee communities), collateral for various self-insurance programs, and collateral to support the Company’s lease obligations. The Company receives and recognizes the interest income earned on these certificates of deposit.

(7) Land, Buildings, and Equipment

A summary of land, buildings, and equipment is as follows (in thousands):

	2003	2002

Land and improvements	$19,111	$18,942
Land leased to others	19,690	31,516
Land held for development	3,667	3,667
Buildings and improvements	525,799	629,042
Furniture, fixtures, and equipment	48,733	54,104
Leasehold improvements	9,510	7,425

	626,510	744,696
Less accumulated depreciation	(96,573)	(104,611)
Construction in progress	3,208	3,917

Total	$533,145	$644,002

Depreciation expense was $26.4 million, $22.7 million, and $20.1 million for the years ended December 31, 2003, 2002, and 2001, respectively. The Company capitalized $15,000 and $861,000 of interest costs during 2002 and 2001, respectively.

(8) Notes Receivable

These are primarily loans to lessors of retirement communities that are being leased by the Company. The notes receivable generally earn interest at fixed rates ranging from 3% to 6%. Interest and principal are due monthly based on a 35 year amortization. The notes receivable mature from October 2006 through June 2038 and are secured by the related communities.

(9) Other Assets

Other assets at December 31, 2003 and 2002 consist of the following (in thousands):

	2003	2002

Security deposits	$9,145	$8,780
Nonrefundable purchase options	11,350	17,376
Costs of acquiring lifecare contracts, net	2,086	2,417
Deferred entrance fee receivables	6,377	7,353
Deferred financing costs, net	5,621	8,110
Contingent earn-outs	5,259	5,585
Investments in and advances to joint ventures	1,149	2,111
Other	10,302	10,734

Total	$51,289	$62,466

Summary unaudited financial information of the Company’s two joint ventures (each own one Free-standing AL community) as of and for the years ended December 31, 2003 and 2002 follows (in thousands):

	2003	2002

Current assets	$326	$415
Land, buildings and equipment, net	13,130	13,533
Other assets	241	414

Total assets	$13,697	$14,362

Current liabilities	$4,123	$2,992
Long-term liabilities	12,425	12,126

Total liabilities	16,548	15,118

Partners’ equity	(2,851)	(756)

Total liabilities and partners’ equity	$13,697	$14,362

Revenues	$4,245	$3,894
Net loss	(1,236)	(1,469)

As noted above, the Company had $1.1 million and $2.1 million of investments in and advances to the two joint ventures at December 31, 2003 and 2002, respectively. For the years ended December 31, 2003 and 2002, respectively, the Company recognized $484,000 and $582,000 of net losses related to these two unconsolidated joint ventures.

(10) Long-term Debt and Other Transactions

A summary of long-term debt is as follows (in thousands):

	December 31, 2003	December 31, 2002
Note payable bearing interest at a fixed rate of 19.5%, compounding quarterly
(“Mezzanine Loan”). Interest at 9% (increasing 0.55% annually after
April 1, 2004) is payable quarterly with principal and unpaid interest due on
September 30, 2007. The loan is secured by a security interest in the borrower
subsidiary’s ownership interests in certain of its subsidiaries.	$77,926	$115,721

Convertible debentures (Series B Notes) bearing interest at a fixed rate of
10.00%. Interest is due semi-annually on April 1 and October 1 through April 1,
2008, at which time all principal is due.	10,856	15,956

Various mortgage notes bearing interest at variable and fixed rates, generally payable monthly with any unpaid principal and interest due between 2004 and
2037. Interest rates at December 31, 2003 range from 3.67% to 9.50%. The loans
are secured by certain land, buildings and equipment.	139,352	258,081

Lease financing obligations with principal and interest payable monthly bearing interest at fixed rates ranging from 3.72% - 9.39%, with final payments due between 2006 and 2017. The obligations are secured by certain land, buildings
and equipment.	100,275	128,575

Various other long-term debt, generally payable monthly with any unpaid principal and interest due between 2004 and 2015. Variable and fixed rate interest rates at December 31, 2003 range from 1.20% to 11.12%. The loans are
secured by certain land, buildings and equipment.	43,126	39,850

Total long-term debt
	371,535	558,183

Less current portion	16,215	14,187

Less debt associated with assets held-for-sale	7,000	14,272

Long-term debt, excluding current portion	$348,320	$529,724

The aggregate scheduled maturities of long-term debt were as follows (in thousands):

December 31, 2003
2004	$16,215
2004, debt associated with assets held-for-sale	7,000
2005	22,155
2006	12,452
2007	99,788
2008	52,052
Thereafter	161,873

$371,535

42

In addition to the scheduled maturities of long-term debt, the Company will be required to pay all accrued but unpaid interest on the Mezzanine Loan up to maturity or earlier repayment. This balance will increase each year as another year of interest is accrued but unpaid, plus the compounding of interest on amounts previously accrued. Unless paid earlier, the accrued interest on the Mezzanine Loan at maturity (September 2007) will be approximately $41.8 million. The accrued interest at September 30, 2005, when the Mezzanine Loan permits prepayment, will be approximately $15.8 million.

During the year ended December 31, 2003, the Company entered into various financing transactions, which are described below.

September 2003 Transaction:

On September 23, 2003, the Company completed a multi-property transaction with HCPI that involved the sale lease-back of three Retirement Centers and the sale of a fourth Retirement Center. The Company also entered into a long-term agreement to manage the fourth community for an unaffiliated third party. The proceeds of the transaction were used to repay $112.8 million of first mortgage debt on the four Retirement Centers. In addition, after first mortgage prepayment costs of $1.0 million, a $3.0 million credit for existing minority interest in the properties, and transaction costs, the remaining proceeds of $51.8 million were used to repay a portion of the principal and accrued interest on the Mezzanine Loan.

The four Retirement Centers were valued in the transaction at $163.5 million, versus their net book value of $72.3 million. As a result of the transaction, the Company realized gains of $93.1 million. During 2003 $23.2 million of these gains were recognized related to the sale of the fourth Retirement Center. Gains of $69.9 million were deferred and will be recognized over the lease terms. Approximately $66.2 million of the deferred gains will be recognized over the initial ten year lease terms for the three Retirement Centers included in the September 2003 sale lease-back. An additional $3.7 million of deferred gain will be recognized over the remaining thirteen years of a Retirement Center lease previously entered into with HCPI during the first quarter of 2002. As part of the September 2003 transaction, this prior lease was amended to remove a purchase option related to the land, buildings and equipment of this community. The lease was previously accounted for as a financing, but as a result of the amendment, to remove the purchase option, this lease is currently accounted for as an operating lease. The removal of the option resulted in the $19.7 million reduction of land, buildings and equipment and a $24.1 million reduction in debt.

The Company continues to operate all four Retirement Centers involved in the September 2003 transaction. Three of the Retirement Centers were leased-back under a master lease agreement with an initial term of ten years, plus two ten year renewal options. The lease for these three Retirement Centers will be accounted for as an operating lease. The initial lease rate for these three communities is 9.5%, with annual rent increases of 2.75%. The Company additionally agreed to manage the fourth Retirement Center for an unaffiliated third party under a long-term management agreement. The initial term of the management agreement is ten years, plus two ten year renewal terms. As a result of this transaction, the Company has reported management fee revenue earned under the management agreement for the Retirement Center, instead of including the revenues and expenses of this community as part of its consolidated fourth quarter results.

Recapitalization of Two Managed Communities:

In August 2003, the Company recapitalized two retirement centers that it had previously managed. The Company had invested $6.0 million for options to purchase these communities. On August 25, 2003, the options were sold to a third party buyer for $3.0 million and the third party buyer acquired each of the communities from the original developer. The buyer simultaneously entered into a long-term lease with a newly formed entity, owned by the Company and the original developer of the communities. In order to complete the purchase transaction, the Company agreed on a non-recourse basis to pay the original developer $11.3 million to purchase its interest in the entity. The entity, which the Company consolidates, recorded $10.0 million as debt and will impute interest at prime, with all amounts due on the $11.3 million note on August 25, 2008. Upon payment of the $11.3 million note, the Company will own 100% of this entity. The lease provides an initial 15 year term, with two ten year extension options. Proceeds from the additional funding, if any, will be used first to satisfy the Company’s $11.3 million obligation to the original developer. The Company recorded leasehold acquisition costs of $13.0 million which consists of the $10.0 million obligation to the original developer and the balance of the purchase option sold to the third party buyer. The leasehold acquisition costs are being amortized over the base term of the leases. The buyer has committed to provide additional funding to the lessees depending upon the financial performance of the communities. The Company also acquired an option from the buyer to purchase the communities in nine years.

Sale Lease-back Transactions:

On February 28, 2003 the Company sold a Free-standing AL in Florida for $6.5 million. The sale agreement contains certain formula-based earnout provisions which may provide for up to $1.1 million of additional sales proceeds to the Company based on future performance. The Company contemporaneously leased the property back from the buyer. As a result of the contingent earnout provision, this Free-standing AL lease is classified as a financing transaction and the Company recorded $6.5 million of lease obligation as debt, bearing interest at 8.76%. This community was added to a master lease agreement which the Company entered into on March 28, 2002, which previously included three Retirement Centers and three Free-standing ALs. The amended lease is a 15 year lease (approximately 13 years remaining) with two ten-year renewal options. The Company has the right of first refusal to repurchase the leased communities. As a result of this lease amendment, the Company is no longer eligible for a contingent earnout of one of these communities that is currently held-for-sale, resulting in a $821,000 write-off and conversion from financing to operating lease treatment for this community.

(11) Liquidity

As a result of the completion of several refinancings and sale lease-back transactions during 2002, the Company is highly leveraged with substantial debt and lease obligations. During the year ended December 31, 2003, the Company reduced its net loss and improved operating results from its Retirement Center, Free-standing AL and Management Services business segments. The Company is highly leveraged with substantial debt and lease obligations. For the years ended December 31, 2003 and 2002, respectively, net cash from operating activities improved from $6.2 million used by operating activities to $11.3 million provided by operating activities, a $17.5 million improvement.

Total debt has decreased $186.7 million from $558.2 million to $371.5 million for the years ended December 31, 2002 and 2003, respectively. Approximately $284.3 million or 76.5% of the Company’s debt has fixed interest rates, which on a weighted average were 10.7% at December 31, 2003. The remaining $87.2 million or 23.5% of debt has variable interest rates, which on a weighted average were 6.0% at December 31, 2003.

The Company has scheduled current debt principal payments of $16.2 million and minimum rental obligations of $64.5 million under long-term operating leases due during the twelve months ended December 31, 2004. The Company also has $7.0 million of debt associated with assets held-for-sale, which are classified as current liabilities (of which no portion of the balance is due within the next twelve months by its contractual terms). When assets held-for-sale are sold, the Company will use most of the proceeds to repay mortgage debt and other related payments. In addition, as of December 31, 2003, the Company had guaranteed $18.9 million of third-party senior debt of which $10.2 million relates to a Retirement Center which the Company leases, and $8.7 million relates to a joint ventures which the Company manages.

As of December 31, 2003, the Company had approximately $17.2 million in unrestricted cash and cash equivalents and $8.6 million of working capital. The Company’s consolidated cash flows from operations, while improved, were negative for the year ended December 31, 2003 and were not sufficient to meet future debt and lease obligations. However, the Company believes that its current cash and cash equivalents, expected cash flow from operations, the proceeds from additional financing transactions and the proceeds of certain assets currently held-for-sale will be sufficient to fund its operating requirements, capital expenditure requirements, periodic debt service requirements, and lease obligations during 2004.

In order to meet its future payment obligations, the Company must continue to improve its cash flow from operations, complete the disposition of certain of the assets currently held-for-sale, and consummate various financing transactions. There can be no assurance that the Company’s operations will improve as rapidly as anticipated or that the contemplated asset disposition and refinancing transactions can be consummated during the anticipated timeframes. The failure to make its periodic debt and lease payment obligations, or the failure to extend, refinance or repay any of its debt obligations as they become due would have a material adverse effect upon the Company.

Certain of the Company’s current debt and lease agreements contain various financial and other restrictive covenants, which may restrict the Company’s flexibility in operating its business. The Company believes that projected results from operations and cash flows will be sufficient to satisfy these covenants during 2004. However, there can be no assurances that the Company will remain in compliance with those covenants or that the Company’s creditors will grant amendments or waivers in the event of future non-compliance. Furthermore, because of cross-default and cross-collateralization provisions in many of the Company’s mortgages, debt instruments, and leases, a default by the Company on one of its payment obligations could result in default or acceleration of many of the Company’s other obligations. Failure to remain in compliance with its financial covenants, any non-payment, or other default with respect to such obligations could cause the Company’s lenders to declare defaults, accelerate payment obligations or foreclose upon the communities securing such indebtedness or exercise their remedies with respect to such communities, which could have a material adverse impact on the Company.

(12) Refundable Entrance Fees and Deferred Entrance Fee Income

Entrance fees related to the residency and care agreements entered into with residents are received at the time of occupancy. The nonrefundable portion of the fee is reported as deferred entrance fees and amortized into income over the actuarially determined life expectancy of each resident. The refundable portion of the entrance fee is reported as refundable portion of entrance fees and is not amortized. Entrance fees that are fully refundable to the resident upon occupation of the unit by the next resident are recorded as deferred entrance fee income and amortized into revenue over the remaining life of the building. Certain entrance fee agreements provide for declining refundable fees based upon the resident’s length of stay. Residency and care agreements may be terminated by residents at any time for any reason with 30 days notice. At termination, the refundable amount is paid to the resident or resident’s estate. Payments of such refunds are charged against the resident’s deferred entrance fees and refundable portion of entrance fees, and any gain or loss is included in resident and health care services revenue.

Under certain of the Company’s residency and health care agreements for its lifecare communities residents entered into a Master Trust Agreement whereby amounts were paid by the resident into a trust account. These funds were then made available to the related communities in the form of a non-interest bearing loan to provide permanent financing for the related communities and are collateralized by the land, buildings and equipment at the community. As of December 31, 2003, the remaining obligation under the Master Trust Agreements is $38.0 million and is payable monthly based on a 40-year amortization of each resident’s balance. The current installment due in 2004, and annually for the subsequent five-year period, is approximately $1.4 million. The annual obligation is reduced as individual residency agreements terminate.

Upon termination of the resident’s occupancy, the resident or the resident’s estate receives a payment of the remaining loan balance from the trust and pays a lifecare fee to the community based on a formula in the residency and health care agreement, not to exceed a specified percentage of the resident’s original amount paid to the trust. This lifecare fee is amortized by the Company into revenue on a straight-line basis over the estimated life expectancy of the resident beginning with the date of occupancy by the resident. The amortization of the lifecare fees is included in resident and health care revenue in the consolidated statement of operations. At December 31, 2003 and 2002, the Company had accrued $6.4 million and $7.4 million, respectively, as deferred entrance fee receivables which is included as a component of other assets. The Company reports the long-term obligation under the Master Trust Agreements as a refundable portion of entrance fees and deferred entrance fee income based on the applicable residency agreements.

The balances at December 31, 2003 and 2002, respectively (in thousands) were:

	Master Trust	Other Residency Agreements	Total
At December 31, 2003:
Other current liabilities	$1,388	$—	$1,388
Refundable portion of entrance fees	15,068	57,912	72,980
Deferred entrance fee income	21,563	118,250	139,813

	$38,019	$176,162	$214,181

	Master Trust	Other Residency Agreements	Total
At December 31, 2002:
Other current liabilities	$1,559	$—	$1,559
Refundable portion of entrance fees	17,946	51,929	69,875
Deferred entrance fee income	25,361	108,629	133,990

	$44,866	$160,558	$205,424

45

(13) Shareholders’Equity

The Company is authorized to establish and issue, from time to time, up to 5 million shares of no par value preferred stock, in one or more series, with such dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preference as authorized by the Board of Directors. At December 31, 2003 and 2002, no preferred shares had been issued.

On November 18, 1998, the Company’s Board of Directors adopted a Shareholders’ Rights Plan (the “Rights Plan”) to protect the interests of the Company’s shareholders if the Company is confronted with coercive or unfair takeover tactics by third parties. Pursuant to the Rights Plan, a dividend of one Right for each outstanding share of the Company’s Common Stock was issued to shareholders of record on December 7, 1998. Under certain conditions, each Right may be exercised to purchase one one-hundredth of a share of Series A Preferred Stock at an exercise price of $86.25 per Right. Each Right will become exercisable following the tenth day after a person’s or group’s acquisition of, or commencement of a tender or exchange offer for 15% or more of the Company’s Common Stock. If a person or group acquires 15% or more of the Company’s Common Stock, each right will entitle its holder (other than the person or group whose action has triggered the exercisability of the Rights) to purchase common stock of either the Company or the acquiring company (depending on the form of the transaction) having a value of twice the exercise price of the Rights. The Rights will also become exercisable in the event of certain mergers or asset sales involving more than 50% of the Company’s assets or earning power. The Rights may be redeemed prior to becoming exercisable, subject to approval by the Company’s Board of Directors, for $0.001 per Right. The Rights expire on November 18, 2008. The Company has reserved 2,000,000 shares of Series A Preferred Stock for issuance upon exercise of the Rights.

The Series B Notes are convertible into shares of the Company’s common stock at any time prior to their April 1, 2008 maturity, at the option of the holder, at the conversion price of $2.25 per share. The Company has the option to pay up to 2% interest per year through the issuance of additional Series B Notes, rather than in cash. The Series B Notes are redeemable, in whole or in part, at the Company’s option, at any time, at a premium starting at 105% of the principal amount, declining to 100% of the principal amount during the term of the Series B Notes. During the year ended December 31, 2003, holders of Series B Notes elected to convert $5.1 million of the $16.0 million of convertible debentures to common stock at the conversion price of $2.25 per share. As a result, the Company issued 2,266,517 shares of common stock. The average market price of the Company’s common stock outstanding during the three and twelve months ended December 31, 2003 was greater than the $2.25 per share conversion price. At December 31, 2003, the remaining Series B Notes were convertible into 4,824,817 shares of common stock.

(14) Stock-Based Compensation

Stock Option Plan

In 1997, the Company adopted a stock incentive plan (the “1997 Plan”) providing for the grant of stock options, stock appreciation rights, restricted stock, and/or other stock-based awards. Pursuant to the 1997 Plan, as amended, 15% of the outstanding common stock, or 2,950,575 shares of common stock at December 31, 2003, have been reserved and are available for issuance. The option exercise price and vesting provisions of such options are fixed when options are granted. The options generally expire ten years from the date of grant and vest over a three-year period. The weighted average fair value of options granted during 2003, 2002 and 2001 was $1.02, $0.95, and $1.15, respectively.

A summary of the Company’s stock option activity, and related information for the years ended December 31, 2003, 2002 and 2001, respectively, is presented below (shares in thousands):

Options	Shares	Average Exercise Price

Outstanding at December 31, 2000	760	$7.52

Granted	1,602	3.16
Exercised	(12)	3.10
Forfeited	(191)	7.07

Outstanding at December 31, 2001	2,159	$4.83

Granted	85	2.22
Exercised	—	—
Forfeited	(117)	4.78

Outstanding at December 31, 2002	2,127	$4.73

Granted	156	2.20
Exercised	—	—
Forfeited	(220)	9.83

Outstanding at December 31, 2003	2,063	$3.99

The following table summarizes information about stock options outstanding at December 31, 2003 (shares in thousands):

Range of Exercise Prices	Number Outstanding	Weighted Average Contractual Life (Years)	Average Exercise Price

$ 1.650 - 3.050	290	8.68	$ 2.35
$ 3.100 - 3.100	975	7.01	3.10
$ 3.110 - 4.950	308	7.71	3.37
$ 5.000 - 5.000	303	1.15	5.00
$ 5.010 - 18.813	187	2.64	10.54

$ 1.650 - 18.813	2,063	6.09	$ 3.99

There were exercisable options to purchase an aggregate of 1,738,000 shares at an average exercise price of $4.25 per share as of December 31, 2003.

The following table summarizes information about stock options outstanding at December 31, 2002 (shares in thousands):

Range of Exercise Prices	Number Outstanding	Weighted Average Contractual Life (Years)	Average Exercise Price

$ 1.650 - 3.050	146	8.95	$ 2.55
$ 3.100 - 3.100	1,010	8.01	3.10
$ 3.140 - 4.950	326	8.67	3.37
$ 5.000 - 5.000	343	2.11	5.00
$ 5.010 - 18.813	302	4.26	12.35

$ 1.650 - 18.813	2,127	6.69	$ 4.73

There were exercisable options to purchase an aggregate of 1,435,000 shares at an average exercise price of $4.73 per share as of December 31, 2002.

In accordance with SFAS No. 123 and SFAS No. 148, pro forma information regarding net loss and loss per share as disclosed in note 1(v) has been determined by the Company using the “Black-Scholes” option pricing model with the following weighted average assumptions for the years ended December 31, 2003, 2002 and 2001, respectively: 1.16%, 1.64% and 5.20% risk-free interest rate, 0% dividend yield, 69.6%, 64.3% and 59.9% volatility rate, and an expected life of the options equal to the remaining vesting period.

Stock Purchase Plan

In 1997, the Company adopted an employee stock purchase plan (“ESPP”) pursuant to which an aggregate of 449,782 shares remain authorized and available for issuance to employees at December 31, 2003. Under the ESPP, employees, including executive officers, who have been employed by the Company continuously for at least 90 days are eligible, subject to certain limitations, as of the first day of any option period (January 1 through June 30, or July 1 through December 31) (an “Option Period”) to contribute on an after-tax basis up to 15% of their base pay per pay period through payroll deductions and/or a single lump sum contribution per Option Period to be used to purchase shares of common stock. On the last trading day of each Option Period (the “Exercise Date”), the amount contributed by each participant over the course of the Option Period will be used to purchase shares of common stock at a purchase price per share equal to the lesser of (a) 85% of the closing market price of the common stock on the Exercise Date; or (b) 85% of the closing market price of the common stock on the first trading date of such Option Period. The ESPP is intended to qualify for favorable tax treatment under Section 423 of the Internal Revenue Code (Code). During 2003, 2002 and 2001, respectively, 62,793, 64,671 and 60,718 shares were issued pursuant to the ESPP at an average purchase price of $1.77, $1.83 and $2.37 per share, respectively.

(15) Executive Officer Incentive Compensation Plans

During 2003 the Board of Directors modified the incentive compensation programs for its senior officers, which reduced the annual incentive opportunity for this group, and added a program that provides an additional incentive opportunity under a multi-year program. During the period beginning in 2003 and ending in 2007, the senior officer group can earn an additional incentive bonus upon achieving certain specified goals regarding improvements in the Company’s capital structure. The maximum payout under the multi-year plan would be approximately $2.2 million if all targets are met, a net increase of approximately $1.1 million during this period versus the prior incentive terms. This amount would be paid out during the quarter following the time the objective is met. The additional bonuses require the approval of the Company’s Board of Directors prior to payment.

(16) Retirement Plans

Employees of the Company participate in a savings plan (the “401(k) Plan”) which is qualified under Sections 401 (a) and 401(k) of the Code. To be eligible, an employee must have been employed by the Company for at least three months. The 401(k) Plan permits employees to make voluntary contributions up to specified limits. The Company matches 1% of participant contributions, up to 2% of the participant’s monthly compensation. In addition, the Company may make discretionary contributions up to 2% of the participant’s quarterly compensation. The Company may also contribute an additional amount determined in its sole judgment. The Company funded its contributions with the issuance of stock during 2000 and 2001, contributing 72,493 shares and 138,907 shares, respectively. In 2003 and 2002, the Company funded its contributions with cash totaling approximately $459,000 and $528,000, respectively.

The Company maintains a non-qualified deferred compensation plan (the “162 Plan”) which allows employees who are “highly compensated” under IRS guidelines to make after-tax contributions to an investment account established in such employees’ name. Additional contributions may be made by the Company at its discretion. All contributions to the 162 Plan are subject to the claims of the Company’s creditors. Approximately 78 employees are eligible to participate in the 162 Plan. No contributions were made to the 162 Plan in 2003, 2002 or 2001.

(17) Income Taxes

Total income tax expense (benefit) for the years ended December 31, 2003, 2002, and 2001 were attributable to the following (in thousands):

	Years Ended December 31,
	2003	2002	2001
Loss from operations	$2,661	$487	($ 12,041)

Total income tax expense(benefit)	$2,661	$487	($ 12,041)

The income tax expense (benefit), attributable to loss from continuing operations before income taxes and minority interest consists of the following (in thousands):

	Years Ended December 31,
	2003	2002	2001
U.S. Federal:
Current	$552	$—	($ 327)
Deferred	—	—	(11,514)

Total U.S. Federal	552	—	(11,841)

State:
Current	464	479	263
Deferred	1,645	8	(463)

Total State	2,109	487	(200)

Total	$2,661	$487	($ 12,041)

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2003 and 2002 are presented below (in thousands):

	2003	2002
Deferred tax assets:
Federal and state operating loss carryforwards	$ 10,122	$ 24,449
AMT credit carryforward	701	149
Deferred gains on sale lease-back transactions	35,344	11,240
Accrued expenses not deductible for tax	5,169	4,703
Intangible assets	6,474	—
Asset impairment charges and other losses	2,296	7,466
Deferred entrance fee revenue	19,047	19,096
Deferred rent	3,018	—
Other	2,266	3,255

Total gross deferred tax assets	84,437	70,358
Less valuation allowance	(56,471)	(47,934)

Total deferred tax assets, net of valuation allowance	27,966	22,424

Deferred tax liabilities:
Buildings and equipment	27,806	21,580
Intangible assets	—	833
Other	2,584	789

Total gross deferred tax liabilities	30,390	23,202

Net deferred tax liability	($ 2,424)	($ 778)

49

The following table summarizes the significant differences between the U.S. Federal statutory tax rate and the Company’s effective tax rate for financial statement purposes on loss from continuing operations before income taxes, minority interest and discontinued operations:

	2003	2002	2001
Statutory tax rate	35.0%	35.0%	35.0%
Difference in book and tax goodwill amortization expense	0%	0%	(0.3%)
State income taxes, net of Federal benefit	(10.7%)	(0.3%)	0.3%
Non-deductible expenses and other items	(0.5%)	(0.0%)	(0.1%)
Change in Federal valuation allowance allocable to continuing operations	(44.5%)	(35.2%)	(9.2%)

Total	(20.7%)	(0.5%)	25.7%

At December 31, 2003, the Company had unused federal net operating loss (NOL) carryforwards of approximately $14 million for regular tax purposes and $10 million for alternative minimum tax, which expire in 2021 through 2022. As of December 31, 2003 the Company had alternative minimum tax credit carryforwards of approximately $701,000.

As of December 31, 2003, the Company carried a valuation allowance against deferred tax assets in the amount of $56.5 million. The net change in the total valuation allowance for the years ended December 31, 2003 and 2002 was an increase of $8.5 million and $6.8, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets related to deductible temporary differences is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The ultimate realization of deferred tax assets related to net operating loss carryforwards and tax credit carryforwards is dependent upon the generation of future taxable income prior to the expiration of the carryforwards. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of cumulative and projected future taxable income over the period in which the Company can utilize the certain deferred tax assets, management has determined that a valuation allowance in the amount of $56.5 million should be recorded against federal and state net operating loss carryovers, and other deferred tax assets.

(18) Leasehold Acquisitions

At December 31, 2003 and 2002, the Company had $33.2 million and $22.9 million, respectively, of leasehold acquisition costs. The terms of the subject leases range from June 2012 to August 2018. Leasehold acquisition costs are amortized principally on a straight-line basis over the remaining contractual or expected life of the related lease agreements (generally ten to 15 years, or, if shorter, the expected life of the lease). Accumulated amortization for the years ended December 31, 2003 and 2002 was $6.5 million and $4.2 million, respectively. Amortization expense for the years ended December 31, 2003 and 2002 was $2.4 million and $11.2 million, respectively. During the fourth quarter of 2001, the Company determined that it intended to exercise its termination rights under its fourteen synthetic leases during 2002. Accordingly, the Company accelerated the amortization of the leasehold acquisition costs for these communities over the expected lease termination date, resulting in $8.8 million of accelerated leasehold amortization expense for the year ended December 31, 2002. The Company assesses the leasehold acquisition costs for impairment based upon the amount of estimated undiscounted future cash flows over the remaining lease terms.

(19) Industry Segment Information

The Company has significant operations principally in three business segments: (1) Retirement Centers, (2) Free-Standing ALs and (3) Management Services. Retirement Centers represent 28 of the Company’s senior living communities at which the Company provides a continuum of care services such as, independent living, assisted living and skilled nursing care. The Company currently operates 33 Free-Standing ALs. Free-standing ALs are generally comprised of stand-alone assisted living communities that are not located on a Retirement Center campus, which also provide specialized care such as Alzheimer’s and memory enhancement programs. Free-standing ALs are generally much smaller than Retirement Centers. The Management Services segment includes fees from management agreements for communities owned by others, and reimbursed expense revenues together with associated expenses. The Company has four management agreements with third parties relating to four Retirement Centers.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The following table sets forth certain segment financial and operating data(1) (in thousands).

	Years Ended December 31,
	2003	2002	2001
Revenues:
Retirement Centers	$312,723	$287,198	$254,039
Free-standing ALs(2)	83,584	69,661	29,217
Management Services (2)(4)	3,670	3,250	7,540

Total	$399,977	$360,109	$290,796

Segment operating income: (3)
Retirement Centers	$98,837	$87,095	$81,262
Free-standing ALs	16,662	5,900	(3,263)
Management Services	1,522	1,138	2,631

Total	$117,021	$94,133	$80,630

General and administrative	25,410	26,721	29,297
Lease expense	47,664	72,265	35,367
Depreciation and amortization	26,867	24,079	22,171
Amortization of leasehold acquisition costs	2,421	11,183	1,980
Asset impairments	—	9,877	6,343
	—	—	—
Operating income (loss)	$14,659	$(49,992)	$(14,528)

	At December 31,
	2003	2002	2001
Total Assets:
Retirement Centers	$513,297	$599,879	$573,476
Free-standing ALs	206,489	210,376	239,333
Management Services	54,497	89,858	99,390

Total	$774,283	$900,113	$912,199

(1)	Segment financial and operating data does not include any inter-segment transactions or allocated costs.

(2)	Free-standing AL revenues represent the Company’s consolidated revenues for the period throughout the year the communities were owned or leased. The Company acquired leasehold interests of 12 Free-standing ALs during 2001, including leasehold interests in ten acquired as of December 31, 2001. The results of these communities are reflected in the Company’s income statement from the date of acquisition and, therefore, do not reflect a full year of operations until 2002.

(3)	Segment Operating Income is defined as segment earnings less segment operating expenses.

(4)	Management Services represent the Company’s management fee revenues, as well as reimbursed expenses of $2.1 million, $2.1 million and $4.9 million, respectively for the years ended December 31, 2003, 2002 and 2001.

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(20) Commitments and Contingencies

The Company is subject to various legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the ultimate liability with respect to those proceedings and claims will not materially affect the financial position, operations, or liquidity of the Company. The Company maintains commercial insurance on a claims-made basis for medical malpractice and professional liabilities.

Insurance

The delivery of personal and health care services entails an inherent risk of liability. In recent years, participants in the senior living and health care services industry have become subject to an increasing number of lawsuits alleging negligence or related legal theories, many of which involve large claims and result in the incurrence of significant defense costs and significant exposure. The Company currently maintains property, liability and professional medical malpractice insurance policies for the Company’s owned, leased and certain of its managed communities under a master insurance program.

During 2003, the Company’s general and professional liability policy premiums were lower than 2002, but deductibles were higher, (retention levels ranging from $1,000,000 to $5,000,000). The Company currently maintains single incident and aggregate liability protection in the amount of $15.0 million. During the years ended December 31, 2003 and 2002, the Company expensed $5.5 million and $5.7 million, respectively, of general liability, and professional medical malpractice insurance premiums, claims and costs related to multiple insurance years. Additionally, the Company has accrued amounts to cover open claims not yet settled and incurred but not reported claims as of December 31, 2003.

The Company has operated under a large deductible workers’ compensation program, with excess loss coverage provided by third party carriers, since July 1995. As of December 31, 2003, the Company’s coverage for workers’ compensation and related programs, excluding Texas, included excess loss coverage of $350,000 per individual claim and approximately $7.25 million in the aggregate. The Company is self-insured for amounts below the excess loss coverage. As of December 31, 2003, the Company provided cash collateralized letters of credit in the aggregate amount of $6.5 million related to this program, which is reflected as assets limited as to use on the Company’s consolidated balance sheet. During the years ended December 31, 2003 and 2002, the Company expensed $6.2 million and $4.8 million, respectively, of workers’ compensation premiums, claims and costs related to multiple insurance years. The Company has accrued amounts to cover open claims not yet settled and incurred but not reported claims as of December 31, 2003. For work-related injuries in Texas, the Company is a non-subscriber under Texas state law, meaning that work-related losses are covered under a defined benefit program outside of the Texas Workers’ Compensation system. Losses are paid as incurred and estimated losses are accrued on a monthly basis. The Company utilizes a third party administrator to process and pay filed claims.

On January 1, 2002, the Company initiated a self-insurance program for employee medical coverage. The Company maintains stop loss insurance coverage of approximately $150,000 per employee and approximately $18.9 million for aggregate calendar 2003 claims. Estimated costs related to these self-insurance programs are accrued based on known claims and projected settlements of unasserted claims incurred but not yet reported to the Company. Subsequent changes in actual experience (including claim costs, claim frequency, and other factors) could result in additional costs to the Company. During the year ended December 31, 2003, the Company has expensed $10.1 million of employee medical insurance claims and costs. The Company has accrued amounts to cover open claims not yet settled and incurred but not reported claims as of December 31, 2003.

Leases

As of December 31, 2003, the Company operated 41 of its senior living communities under long-term leases. Of the 41 communities, 24 are operated under four master lease agreements, with the remaining communities leased under individual agreements. The Company also leases its corporate offices and is obligated under several ground leases for senior living communities. The remaining base lease terms vary from four to 22 years. Certain of the leases provide for renewal and purchase options. Several of the leases have graduated lease payments which the Company recognizes on a straight-line basis over the term of the leases. Some leases have provisions for contingent lease payments based on occupancy levels or other measures. Contingent lease payments are expensed when incurred.

During 2003, the Company entered into lease agreements for five Retirement Centers. Three of the Retirement Centers were previously owned and two previously managed by the Company. These transactions will result in increased annual lease expense of approximately $20 million, offset by $69.9 million of deferred gain, of which approximately $6.9 million will be recognized annually. See note 10.

Total lease expense was $47.7 million, $72.3 million and $35.4 million for 2003, 2002, and 2001, respectively. Lease expense for 2002 and 2001 includes residual value guarantee losses of $30.8 million and $7.9 million, respectively.

Future minimum lease payments at December 31, 2003 are as follows (in thousands):

2004	$64,497
2005	65,698
2006	66,940
2007	68,223
2008	67,364
Thereafter	542,596

$875,318

Management Agreements

The Company’s management agreements are generally for terms of three to 20 years, but certain of the agreements may be canceled by the owner of the community, without cause, on three to six months’ notice. Pursuant to the management agreements, the Company is generally responsible for providing management personnel, marketing, nursing, resident care and dietary services, accounting and data processing services, and other services for these communities at the owner’s expense and receives a monthly fee for its services based on either a contractually fixed amount, a percentage of revenues or income, or cash flows in excess of operating expenses and certain cash flows of the community. The Company’s existing management agreements expire at various times through June 2018.

The Company has guaranteed mortgage debt of approximately $18.9 million of which $10.2 million relates to a Retirement Center which the Company leases, and $8.7 million relates to a joint venture which the Company manages.

Regulatory Requirements

Federal and state governments regulate various aspects of the Company’s business. The development and operation of health care facilities and the provision of health care services are subject to federal, state, and local licensure, certification, and inspection laws that regulate, among other matters, the number of licensed beds, the provision of services, the distribution of pharmaceuticals, billing practices and policies, equipment, staffing (including professional licensing), operating policies and procedures, fire prevention measures, environmental matters, and compliance with building and safety codes. Failure to comply with these laws and regulations could result in the denial of reimbursement, the imposition of fines, temporary suspension of admission of new patients, suspension or decertification from the Medicare programs, restrictions on the ability to acquire new communities or expand existing communities, and, in extreme cases, the revocation of a community’s license or closure of a community. Management believes the Company was in compliance with such federal and state regulations at December 31, 2003.

Other

A portion of the Company’s skilled nursing revenues are attributable to reimbursements under Medicare. Certain temporary rate add-ons for the Company’s skilled nursing reimbursement rates expired effective October 1, 2002, but were largely offset by the October 1, 2003 rate increases. In addition, certain per person annual limits on therapy services, which were effective September through December 2003, but have now been placed on moratorium for two years. Such limits are not expected to have a significant impact on the Company.

(21) Related Party Transactions

W.E. Sheriff, the Company’s chairman and chief executive officer, owns 50% of Maybrook Realty, Inc., which owns Freedom Plaza Care Center (FPCC), a 128-bed nursing and 44-bed assisted living center and approximately 7,000 square feet of office space subleased to a third party, in Peoria, Arizona. From October 1999 until June 2001, the Company managed FPCC pursuant to its management agreement for the Freedom Plaza CCRC in Peoria, Arizona. The Company also served as the developer of an expansion of FPCC, which was completed July 2001. Pursuant to the terms of its development agreement with Maybrook, the Company received a development fee of $46,875 in 2001. Effective July 1, 2001, the Company entered into a long-term operating lease for FPCC in substitution of the prior management arrangement. The lease term expires in December 2015, and provides the Company one five-year renewal option and an option to acquire FPCC at an agreed upon amount. As part of this transaction, the Company acquired certain assets and liabilities from the previous lessee of the community. The assets acquired exceeded the liabilities assumed by $903,000, which was recorded as deferred lease costs and will be amortized over the life of the lease. Total lease payments during 2003, 2002 and 2001 under this lease were $2.1 million, $2.1 million and $1.1 million, respectively.

During 2001 and 2000, the Company acquired leasehold interests in six Free-standing ALs owned by affiliates of John Morris, a director of the Company. The Company issued a $7.6 million, 9.63% fixed interest only note, due October 1, 2008. This note, and certain similar notes, are secured by the Company’s interest in a Retirement Center located in Richmond, Virginia and a Free-standing AL in San Antonio, Texas. The terms of this note and its related security instruments are identical to those issued to certain unaffiliated entities in connection with the simultaneous acquisition of certain other communities.

(22) Subsequent Events

The Series B Notes are convertible into shares of the Company’s common stock at any time prior to their April 1, 2008 maturity, at the option of the holder, at a conversion price of $2.25 per share. On February 12, 2004, the Company announced that it was electing to redeem $4.5 million in principal amount of its 10% Series B Notes Due 2008. The Series B Notes selected by the Trustee were given notice of redemption on March 12, 2004 at a redemption price of 105% (expressed as a percentage of principal amount), plus accrued but unpaid interest to the redemption date subsequent to December 31, 2003. As of March 12, 2004, holders of Series B Notes elected to convert the $4.8 million of the $10.9 million outstanding at December 31, 2003 of convertible debentures to 2,139,113 shares of common stock at the conversion price of $2.25 per share. As of March 4, 2004, $6.0 million of the Series B Notes remained outstanding.

On March 4, 2004, the Company refinanced $38.6 of mortgage debt which had a scheduled maturity of April 2005, with a total of $43.1 million of mortgage debt. A loan of $38.4 million with a seven year maturity is secured by three Free-standing ALs and a second loan with a two year maturity for $4.7 million is secured by a fourth Free-standing AL which is currently held-for-sale. The $38.4 million mortgage debt bears interest at a variable rate with a 5% floor, the $4.7 million bears interest at a variable rate with a floor of 6.5%, while the $38.6 million of mortgage debt which was replaced had a variable rate with a 6.75% floor.

ITEM 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c)	Exhibits

23	Consent of KPMG LLP

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SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN RETIREMENT CORPORATION

June 10, 2004	By:	/s/ Bryan D. Richardson —————————————————— Bryan D. Richardson Executive Vice President and Chief Financial Officer

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American Retirement Corporation Schedule II - Valuation and Qualifying Accounts

		Additions
Description	Balance at Beginning of Period	Charged to costs and expenses	Charged to other accounts	Deductions	Balance at End of Period

Allowance for Doubtful Accounts
Year ended December 31, 2001	$1,531	$1,678	$—	$(282)	$2,927

Year ended December 31, 2002	$2,927	$833	$—	$(1,021)	$2,739

Year ended December 31, 2003	$2,739	$664	$—	$(812)	$2,591

Deferred Tax Valuation Account
Year ended December 31, 2001	$8,717	$7,511	$—	$—	$16,228

Year ended December 31, 2002	$16,228	$31,706	$—	$—	$47,934

Year ended December 31, 2003	$47,934	$8,537	$—	$—	$56,471

Reserve for Contractual loss
Year ended December 31, 2001	$811	$443	$—	$(467)	$787

Year ended December 31, 2002	$787	$—	$—	$(90)	$697

Year ended December 31, 2003	$697	$—	$—	$(21)	$676

See accompanying independent auditor’s report. 57

American Retirement Corporation Schedule IV - Mortgage Loans on Real Estate

Description	Interest Rate	Final Maturity Date	Periodic Payment Terms	Prior liens	Face amount of mortgages	Carrying amount of mortgages(2)	Principal amount of loans subject to delinquent principal or interest

First mortgage loan	5.90%	1-Jun-38	(1)	—	18,283	18,283	—

				$—	$18,283	$18,283	$—

(1)	Principal payment based upon a June 1, 2038 amortization schedule with outstanding principal due at maturity.

(2)	The carrying amount of the mortgage for federal income tax purposes is $18,283.

Balance at December 31, 2000		$88,505

Additions during period:
New mortgage loans	6,285
Deductions during period:
Collections of principal	(14,633)
Write offs of impaired loans	(652)

Balance at December 31, 2001		$79,505

Additions during period:
New mortgage loans	18,548
Deductions during period:
Collections of principal	(109)
Other(3)	(79,505)

Balance at December 31, 2002		$18,439

Collections of principal	(156)

Balance at December 31, 2003		$18,283

(3)	Principal payment based upon forgiveness of note receivables in exchange for termination of certain leases.

See accompanying independent auditor’s report. 58